SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

CLEARWATER PAPER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CLEARWATER PAPER CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

May 6, 2013

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

Clearwater Paper Corporation
601 W. Riverside Blvd., Suite 1100
Spokane, WA 99201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Clearwater Paper Corporation will be held at the Hyatt at Olive 8, 1635 8th Avenue, Seattle, Washington, 98101, on Monday, May 6, 2013, at 9:00 a.m. local time.

We are holding this meeting to:

¡	elect three directors to the Clearwater Paper Corporation Board of Directors;
¡	ratify the appointment of our independent registered public accounting firm for 2013;
¡	hold an advisory vote to approve the compensation of our named executive officers; and
¡	transact any other business that properly comes before the meeting.

Our Board of Directors has selected March 11, 2013, as the record date for determining stockholders entitled to notice of the meeting and to vote at the meeting and at any adjournment or postponement of the meeting.

On or about March 25, 2013, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our stockholders containing instructions on how to access our 2013 Proxy Statement and 2012 Annual Report to Stockholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. The Notice will also serve as an admission ticket for a stockholder to attend the 2013 Annual Meeting of Stockholders. Some of our stockholders, including stockholders that hold shares in one of our Clearwater Paper 401(k) Savings Plans, were not mailed the Notice and instead were mailed paper copies of our Proxy Statement and 2012 Annual Report on or about March 25, 2013.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy in order to ensure the presence of a quorum. Each attendee must present the Notice, or other proper form of documentation (as described in the section “Annual Meeting Information” in the Proxy Statement) to be admitted.

Stockholders may vote:

1.    By Internet: go to www.proxyvote.com;

2.    By toll-free telephone: call 1-800-690-6903; or

3.    By mail (if you receive a paper copy of the proxy materials and wish to vote by mail): mark, sign, date and promptly mail the proxy card in the postage-paid envelope that accompanied the proxy card.

For Internet and telephone voting, you will need the Control Number printed on the Notice or proxy card you received. Any proxy may be revoked in the manner described in the proxy statement under the heading “Revoking your Proxy.”

Beneficial Stockholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

The proxy statement relating to the Annual Meeting is attached. Financial and other information concerning Clearwater Paper is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2012. This proxy statement and our 2012 Annual Report to Stockholders are available on our website at http://ir.clearwaterpaper.com. Additionally, and in accordance with SEC rules, you may access our proxy materials at www.proxyvote.com which does not have “cookies” that identify visitors to the site.

By Order of the Board of Directors,

MICHAEL S. GADD
Senior Vice President, General Counsel and Corporate Secretary

CLEARWATER PAPER CORPORATION

PROXY STATEMENT

for the

2013 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is being furnished to stockholders of Clearwater Paper Corporation in connection with the solicitation of proxies by our Board of Directors for use at our 2013 Annual Meeting of Stockholders, which is described below. References to “Clearwater Paper”, “the company,” “we,” “us” or “our” throughout this proxy statement mean Clearwater Paper Corporation.

INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Under Securities and Exchange Commission (“SEC”) rules, we have elected to make our proxy materials available to most of our stockholders over the Internet, rather than mailing paper copies of those materials to each stockholder. On or about March 25, 2013, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) directing stockholders to a website where they can access our 2013 Proxy Statement and 2012 Annual Report and view instructions on how to vote via the Internet or by phone. If you received the Notice and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice to request that a paper copy be mailed. Some of our stockholders were not mailed the Notice and were instead delivered paper copies of the documents accessible on the Internet.

ANNUAL MEETING INFORMATION

Date, Time and Place of the Meeting

The 2013 Annual Meeting of Stockholders will be held on Monday, May 6, 2013, at 9:00 a.m., local time, at the Hyatt at Olive 8, 1635 8th Avenue, Seattle, Washington, 98101.

Purpose of the Meeting

The purpose of the meeting is to:

¡	vote upon the election of three directors to our Board,

¡	vote upon the ratification of the appointment of our independent registered public accounting firm for 2013, and

¡	hold an advisory vote to approve the compensation of our named executive officers.

Recommendation of the Board of Directors

Our Board unanimously recommends that you vote FOR each director nominee, FOR the ratification of the appointment of our independent registered public accounting firm for 2013, and FOR advisory approval of the vote on the compensation of our named executive officers.

Who May Vote

Stockholders who owned common stock at the close of business on March 11, 2013, the record date for the Annual Meeting, may vote at the meeting. For each share of common stock held, stockholders are entitled to one vote for as many separate nominees as there are directors to be elected and one vote on any other matter presented.

Proxy Solicitation

Certain of our directors, officers and employees and our proxy solicitor, D.F. King & Co., and our third-party investor relations company, IR Sense, LLC, may solicit proxies on our behalf by mail, phone, fax,

e-mail, or in person. We will bear the cost of the solicitation of proxies, including D.F. King’s fee of $4,500 and IR Sense’s fee of up to $10,000, plus out-of-pocket expenses, and we will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of Clearwater Paper common stock. No additional compensation will be paid to our directors, officers or employees who may be involved in the solicitation of proxies.

Tabulation of Votes—Inspector of Election

Broadridge Financial Solutions, Inc., or Broadridge, will act as the inspector of election at the Annual Meeting and we will reimburse reasonable charges and expenses related to the tabulation of votes.

Voting

You may vote your shares in one of several ways, depending upon how you own your shares.

Shares registered directly in your name with Clearwater Paper (through our transfer agent, Computershare):

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Via Internet: Go to www.proxyvote.com and follow the instructions. You will need to enter the Control Number printed on the Notice you received or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

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By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter the Control Number printed on the Notice you received or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

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In Writing: If you received printed proxy materials in the mail and wish to vote by mail, complete, sign, date, and return the proxy card in the envelope that was provided to you, or provide it or a ballot distributed at the Annual Meeting directly to the Inspector of Election at the Annual Meeting when instructed.

Shares held in a Clearwater Paper 401(k) Savings Plan (through Mercer Trust Company):

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Via Internet: If you are a participant in the Clearwater Paper Represented 401(k) Plan or the Clearwater Paper 401(k) Plan (which we refer to as the “401(k) Savings Plans”), go to www.proxyvote.com and follow the instructions. You will need to enter the Control Number printed on the voting instruction form you received.

¡	By Telephone: Call toll free 1-800-690-6903 and follow the instructions. You will need to enter the Control Number printed on the voting instruction form you received.
¡	In Writing: Complete, sign, date, and return the proxy card that was mailed to you in the envelope that was provided to you.

IMPORTANT NOTE TO 401(K) SAVING PLANS PARTICIPANTS: Broadridge, our proxy agent, must receive your voting instructions by 11:59 p.m., Eastern Daylight Time, on April 30, 2013, in order for Broadridge to tabulate the voting instructions of 401(k) Savings Plans participants who have voted and communicate those instructions to the 401(k) Savings Plans trustee, who will vote your shares.

Shares held in “street” or “nominee” name (through a bank, broker or other nominee):

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You may receive a Notice of Internet Availability of Proxy Materials or a separate voting instruction form from your bank, broker or other nominee holding your shares. You should follow the instructions in the Notice or voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone or Internet voting will depend on the voting process of the broker or nominee. To vote in person at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record.

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If you are the beneficial owner of shares held in “street name” by a broker, then the broker, as the holder of record of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to the broker, then your broker can vote your shares for “discretionary” items, but cannot vote your shares for “non-discretionary” items.

If you vote via the Internet, by telephone or return a proxy card by mail, but do not select a voting preference, the persons who are authorized on the proxy card, voting instruction forms and through the Internet and telephone voting facilities to vote your shares will vote FOR the ratification of the appointment of our independent registered public accounting firm for 2013, and FOR advisory approval of the vote on the compensation of our named executive officers. If you have any questions or need assistance in voting your shares, please contact D.F. King & Co., toll-free at 1-888-887-1266 or IR Sense at 1-509-344-5906.

Revoking your Proxy

If you are a stockholder of record, you may revoke your proxy at any time before the Annual Meeting by giving our Corporate Secretary written notice of your revocation by mailing to Clearwater Paper Corporation, Corporate Secretary, 601 West Riverside Avenue, Suite 1100, Spokane WA, 99201 or by submitting a later-dated proxy, and you may revoke your proxy at the Annual Meeting by voting by ballot. Attendance at the meeting, by itself, will not revoke a proxy. If shares are registered in your name, you may revoke your proxy by telephone by calling 1-800-690-6903 and following the instructions or via the Internet by going to www.proxyvote.com and following the instructions.

If your shares are held in one of the 401(k) Savings Plans (through Mercer Trust Company), you may revoke your proxy by telephone by calling 1-800-690-6903 and following the instructions or via the Internet by going to www.proxyvote.com and following the instructions. Broadridge, our proxy agent, must receive your revocation by 11:59 p.m., Eastern Daylight Time, on April 30, 2013, in order for the revocation to be communicated to the 401(k) Savings Plans trustee.

If you are a stockholder in “street” or “nominee” name, you may revoke your voting instructions by informing the bank, broker or other nominee in accordance with that entity’s procedures for revoking your voting instructions.

Quorum

On March 11, 2013, the record date, we had 22,254,340 shares of common stock outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the total number of shares issued and outstanding and entitled to vote on the record date are present either in person or by proxy. Abstentions and broker non-votes will both be treated as present for purposes of determining the existence of a quorum.

Votes Needed

The affirmative vote of a majority of the common stock present in person or by proxy at the Annual Meeting and entitled to vote is required to elect each of the nominees for director listed in Proposal 1 and to ratify the appointment of our independent registered public accounting firm as set forth in Proposal 2.

The vote presented in Proposal 3 is an advisory vote and therefore is not binding on the company, our Compensation Committee or our Board of Directors. We value the opinions of our stockholders, however, and the Compensation Committee will, as it did with respect to previous named executive officer compensation votes, take into account the result of the advisory vote when determining future executive compensation.

The inspector of election will tabulate affirmative and negative votes, abstentions and broker non-votes. For Proposals 1 and 2, withheld votes and abstentions will have the same effect as negative votes. Broker non-votes will not be counted in determining the number of shares entitled to vote.

Majority Vote Standard in Uncontested Director Elections

We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, each nominee is elected by the vote of a majority of the voting power of the capital stock issued and outstanding, present in person or by proxy and entitled to vote for the election of directors. As provided in our bylaws, an “uncontested election” is one in which the number of nominees equals the number of directors to be elected in such election.

In accordance with our bylaws, our Board of Directors may nominate or elect as a director only persons who agree to tender, promptly following his or her election or re-election to the Board, an irrevocable resignation that will be effective upon (i) the failure of the candidate to receive the required vote at the next annual meeting at which he or she faces re-election and (ii) the acceptance by the Board of such resignation.

If an incumbent director fails to receive the required vote for re-election in an uncontested election, the Nominating and Governance Committee determines whether such director’s resignation should be accepted and makes a recommendation to the Board, which makes the final determination whether to accept the resignation. The Board must publicly disclose its decision within 90 days from the date of certification of the election results. If a director’s resignation is accepted by the Board, then the Board may fill the resulting vacancy or may decrease the size of the Board.

Annual Meeting Attendance

We cordially invite and encourage all of our stockholders to attend the meeting. Persons who are not stockholders may attend only if invited by us. You should be prepared to present photo identification for admittance.

•	If you are a stockholder of record, you must bring a copy of the Notice or proxy card in order to be admitted to the meeting.
•	If you hold your shares through one of the 401(k) Savings Plans, you must bring your proxy card in order to be admitted to the meeting.
•	If you own shares in “street” or “nominee” name, you must bring proof of beneficial ownership (e.g., a current broker’s statement) in order to be admitted to the meeting.

If you do not provide photo identification and comply with the other procedures outlined above, you will not be admitted to the Annual Meeting.

Other Matters Presented at Annual Meeting

We do not expect any matters, other than those included in this proxy statement, to be presented at the 2013 Annual Meeting. If other matters are presented, the individuals named as proxies will have discretionary authority to vote your shares on such matters.

CORPORATE GOVERNANCE

Corporate Governance Guidelines; Code of Business Conduct and Ethics

We have established a corporate governance program to help guide our company and our employees, officers and directors in carrying out their responsibilities and duties as well as to set standards for their professional conduct. Our Board has adopted Corporate Governance Guidelines, or Governance Guidelines, which provide standards and practices of corporate governance that we have designed to help contribute to our success and to assure public confidence in our company. The company’s Governance Guidelines may be found on the company’s website at www.clearwaterpaper.com under “Investor Relations,” then “Corporate Governance.” In addition, all standing committees of the Board operate under charters that describe the responsibilities and practices of each committee.

We have adopted a Code of Business Conduct and Ethics, or Ethics Code, which provides ethical standards and corporate policies that apply to all of our directors, officers and employees. Our Ethics Code requires, among other things, that our directors, officers and employees act with integrity and the highest ethical standards, comply with laws and other legal requirements, engage in fair competition, avoid conflicts of interest, and otherwise act in our best interests. We have also adopted a Code of Ethics for Senior Financial Officers that applies to senior management and provides for accurate, full, fair and timely financial reporting and the reporting of information related to significant deficiencies in internal controls, fraud and legal compliance.

We have established procedures for confidentially and anonymously reporting concerns and potential violations regarding accounting, internal controls and auditing matters, as well as concerns regarding, or potential violations of, our ethics codes and other matters.

Director Independence

The role of our Board is to oversee and provide policy guidance on our business and affairs. The Board believes that it will best serve our stockholders if the majority of its members are independent. As of March 11, 2013, our Board had nine members, eight of whom are outside (non-employee) directors. The Chair of our Board, Boh A. Dickey, is an outside director. With the exceptions of Gordon L. Jones, who recently retired as our Chairman and Chief Executive Officer, and Linda K. Massman, who serves as our current President and Chief Executive Officer, the Board has determined that none of our directors or their immediate family members have a material relationship with the company (either directly or as a partner, stockholder or officer of an organization that has a relationship with us), and none of our directors or their immediate family members are employees of our independent registered public accounting firm, KPMG LLP. All of our outside directors, with the exception of Mr. Jones, are independent within the meaning of the New York Stock Exchange, or NYSE, listing standards and our Director Independence Policy.

Our Board meets in executive session without members of management present regularly and as the Board or its individual members deem necessary, and Mr. Dickey, as the Chair, presides over these sessions. Each standing committee of the Board also meets in executive session regularly and as the committee or its individual members deem necessary. Our directors are also invited to attend the meetings of committees of which they are not members, and regularly do so.

Board Meetings

Our Board and its committees met a total of 29 times in 2012. Two directors missed one Board meeting each, all other directors attended all meetings of the Board and all directors attended all meetings of Board committees of which the director is a member during 2012. The Board does not have a policy requiring director attendance at annual meetings of our stockholders. However, all of our directors attended our 2012 annual stockholders meeting and we anticipate that all will attend our 2013 annual stockholders meeting.

Communications with Directors

Stockholders and interested parties may contact our directors to provide comments, to report concerns, or to ask a question, by mail at the following address:

Corporate Secretary

Clearwater Paper Corporation

601 West Riverside Ave., Suite 1100

Spokane, Washington 99201

Stockholders and interested parties may also communicate with our directors as a group by using the form on our website at www.clearwaterpaper.com, by selecting “Investor Relations,” then “Corporate Governance” and “Contact the Board.” All communications received will be processed by our Corporate Secretary. We forward all communications, other than those that are unrelated to the duties and responsibilities of the Board, to the intended directors.

Our Audit Committee has established procedures to address concerns and reports of potential irregularities or violations regarding accounting, internal controls and auditing matters. Employees may make such reports on a confidential and anonymous basis. All such reports are directed through an independent, third-party hotline provider and are routed directly to the Chair of the Audit Committee. The procedures and hotline number are available by going to our public website at www.clearwaterpaper.com, and selecting “Investor Relations,” then “Corporate Governance,” and “Procedures for the Reporting of Questionable Accounting and Auditing Matters.” Our employees may also access the procedures and hotline number through our intranet site.

Nominees for Director

Our Nominating and Governance Committee, or Nominating Committee, is responsible for identifying, evaluating, recruiting and recommending qualified candidates to our Board for nomination or election. The Board nominates directors for election at each annual meeting of stockholders, and elects new directors to fill vacancies if they occur.

Our Board strives to find directors who are experienced and dedicated individuals with diverse backgrounds, perspectives and skills. Our Governance Guidelines contain membership criteria that call for candidates to be selected for their character, judgment, diversity of experience, business acumen and ability to act on behalf of all stockholders. In addition, we expect each director to be committed to enhancing stockholder value and to have sufficient time to effectively carry out his or her duties as a director. Our Nominating Committee also seeks to ensure that a majority of our directors are independent under NYSE rules as well as our policies and that one or more of our directors is an “audit committee financial expert” under SEC rules.

Prior to our annual meeting of stockholders, our Nominating Committee identifies director nominees first by evaluating the current directors whose terms will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, the candidate’s prior service as a director, and the needs of the Board for any particular talents and experience. If a director no longer wishes to continue in service, if the Nominating Committee decides not to re-nominate a director, or if a vacancy is created on the Board because of a resignation or an increase in the size of the Board or other event, then the committee considers whether to replace such director or to decrease the size of the Board. If the decision is to replace a director, then the Nominating Committee considers various candidates for Board membership, including those suggested by committee members, by other Board members, a director search firm engaged by the committee, or our stockholders. Prospective nominees are evaluated by the Nominating Committee based on the membership criteria described above and set forth in our Governance Guidelines.

A stockholder who wishes to recommend a prospective nominee to the Board for consideration by the Nominating Committee must notify our Corporate Secretary in writing at our principal executive office located at 601 West Riverside Avenue, Suite 1100, Spokane, WA 99201. Each notice must include the information about the prospective nominee as would be required if the stockholder were nominating a person to the Board under our Amended and Restated Bylaws, or bylaws. Such notice must be delivered to our offices by the deadline relating to stockholder proposals to be considered for inclusion in our proxy materials, as described under “General Information—Stockholder Proposals for 2014” in this proxy statement.

Each notice delivered by a stockholder who wishes to recommend a prospective nominee to the Board for consideration by the Nominating Committee generally must include the following information about the prospective nominee:

¡	the name, age, business address and residence address of the person;
¡	the principal occupation of the person;
¡	the number of shares of Clearwater Paper common stock owned by the person;
¡

a statement whether the person, if elected, intends to tender an irrevocable resignation effective upon (i) such person’s failure to receive the required vote for re-election and (ii) acceptance of such resignation by the Board;

¡	a description of all compensation and other relationships during the past three years between the stockholder and the person;
¡	any other information relating to the person required to be disclosed pursuant to Section 14 of the Exchange Act, and
¡	the person’s written consent to serve as a director if elected.

The Nominating Committee may require any prospective nominee recommended by a stockholder to furnish such other information as the Nominating Committee may reasonably require to determine the eligibility of such person to serve as an independent director or that could be material to a stockholder’s understanding of the independence, or lack thereof, of such person.

The foregoing is only a summary of the detailed requirements set forth in our bylaws regarding director nominations by stockholders that would apply when a stockholder wishes to recommend a prospective nominee to the Board for consideration by the Nominating Committee. A more detailed description of the information that must be provided as to a prospective nominee is set forth in Article 3 of our bylaws, which are available on our website at www.clearwaterpaper.com by selecting “Investor Relations” and then “Corporate Governance.”

Committees of the Board

Our Board currently has three standing committees, as described below. The current charters of each of these committees are available on our website at www.clearwaterpaper.com by selecting “Investor Relations” and then “Corporate Governance.”

Board Leadership Structure

The Board has elected to appoint one of its independent members to serve as Chair. Our Chair, Boh A. Dickey, acts as the lead independent director and, among other responsibilities, provides an independent contact to allow the other directors to communicate their views and concerns to management as well as presides over non-management executive sessions of Board meetings. We adopted this structure because we appointed a new CEO in connection with the retirement of our previous CEO on December 31, 2012, and our Board believes that an independent Chair with prior corporate governance experience combined with a President and CEO who manages the day-to-day operations of our company while also serving as a director, provides our Board with an optimal balance in terms of leadership structure at this point in time.

In the future, the Board may elect to have the role of Board Chair and CEO performed by the same person, as many companies in our industry do. If we were to adopt that structure, the Board would appoint one of its independent members to serve as Vice Chair, who would act as the lead independent director and, among other responsibilities, provide an independent contact to allow the other directors to communicate their views, and concerns to management as well as preside over non-management executive sessions of Board meetings.

Board Role in Risk Oversight

One of the many responsibilities of our Board is to provide oversight of our risk management practices to ensure appropriate risk management systems are employed throughout the company. Management, which is responsible for the day-to-day assessment and mitigation of our risks, utilizes an enterprise risk management, or ERM, program, which is an enterprise-wide program designed to enable effective and efficient identification and management of critical enterprise risks and to facilitate the incorporation of risk considerations into decision making. To assist and strengthen management’s risk assessment and mitigation efforts, we have a Risk Management Committee whose management members represent a company-wide perspective and provide subject matter expertise as part of our ERM process. Through the ERM process, management identifies, monitors and manages risks and regularly reports to the Board or a committee of the Board as to the assessment and management of risks.

The Board’s standing committees support the Board by regularly addressing various issues within their respective areas of oversight. The Audit Committee’s responsibilities include reviewing and overseeing major financial risk exposures and the steps management has taken to monitor and control these exposures. Management, on a regular basis, provides the committee with its assessment and mitigation efforts in regards to particular risks facing the company that have been identified through the ERM process. Our Audit Committee also reviews with our independent auditors the adequacy and effectiveness of our internal controls over financial reporting. Additionally, our Vice President, Internal Audit provides the Audit Committee with regular updates on our systems of internal controls over financial reporting, and our General Counsel reviews with the committee significant litigation, claims and regulatory and legal compliance matters.

The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks arising from our compensation policies and programs. Each year management and the Compensation Committee review whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the company. The Nominating Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks related to corporate governance structures and processes. Each of the committee chairs, as appropriate, reports to the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee.

The Board’s role in risk oversight is consistent with its leadership structure. We believe that our Board’s leadership structure facilitates its oversight of our risk management practices by combining the day-to-day knowledge of our business possessed by our President and CEO as a member of the Board, with the independence provided by our Chair and fully independent Board committees.

Committee Membership

The following table shows the membership of each committee as of March 11, 2013:

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Fredric W. Corrigan		X (Chair)	X
Boh A. Dickey (Chair of the Board)	X (Chair)
Beth E. Ford	X
Kevin J. Hunt		X
Gordon L. Jones
William D. Larsson	X		X (Chair)
Linda K. Massman
Michael T. Riordan		X	X
William T. Weyerhaeuser	X	X

Audit Committee

Our Audit Committee consists of four outside directors, and is responsible for assisting the Board in its oversight of our accounting, financial reporting and internal control matters. As more fully described in its charter, the Audit Committee is also responsible for overseeing the quarterly review and the annual audit of our financial statements. The committee has sole authority to select, compensate and terminate our independent registered public accounting firm as well as the committee’s own consultants and advisors, and it oversees the selection, compensation and termination of our Vice President, Internal Audit. In addition, the committee oversees and administers our Related Person Transactions Policy. See “Transactions with Related Persons” below. The committee has appointed KPMG LLP as our independent registered public accounting firm for 2013, and pre-approves its audit fees and non-audit services and fees in accordance with criteria adopted by the committee.

Our Board has determined that all members of our Audit Committee are independent within the meaning of the NYSE listing standards and our Director Independence Policy, and that all members are “financially literate.” The Board also has determined that committee members Boh A. Dickey and William D. Larsson are each an “audit committee financial expert” as defined by SEC rules. The Audit Committee met eight times in 2012.

Compensation Committee

Our Compensation Committee consists of four outside directors, all of whom are independent within the meaning of the NYSE listing standards and our Director Independence Policy. As more fully described in its charter, the Compensation Committee’s primary responsibility is the oversight of our executive compensation and benefits programs, including establishing the performance measurements and targets for executive officers’ incentive pay, as well as annually reviewing and approving their compensation. The Compensation Committee has sole authority to select, compensate and terminate its own compensation consultants or other advisors. Additionally, the committee coordinates with our Board Chair the annual performance review of our Chief Executive Officer. The committee also reviews the “Executive Compensation Discussion and Analysis” contained in this proxy statement and recommends its inclusion to the full Board for approval. See “Executive Compensation Discussion and Analysis” in this proxy statement for a discussion of the committee’s role in setting executive compensation. The Compensation Committee met five times in 2012.

Nominating and Governance Committee

Our Nominating and Governance Committee, or Nominating Committee, consists of three outside directors all of whom are independent within the meaning of the NYSE listing standards and our Director Independence Policy. As described more fully in its charter, the Nominating Committee is responsible for identifying, evaluating, recruiting and recommending to the Board nominees for election as directors, and for developing and recommending to the Board corporate governance principles. The committee also oversees the evaluation of the Board and management and has sole authority to select, compensate and terminate its own consultants and advisors. The Nominating Committee met four times in 2012.

Compensation Committee Interlocks and Insider Participation

Fredric W. Corrigan, Michael T. Riordan, and William T. Weyerhaeuser served as members of our Compensation Committee during 2012. All are outside directors, and none of our named executive officers served as a director or as a member of a compensation committee of any business entity employing any of our directors during 2012.

Transactions with Related Persons

Securities laws require us to disclose certain business transactions that are considered related person transactions. In order to comply with these requirements, our Board has adopted a Related Person Transactions Policy that applies to our directors and executive officers, any beneficial owner of more than 5% of our voting stock, any immediate family member of any of the foregoing persons, and any entity that employs any of the foregoing persons, or in which any of the foregoing persons is a general partner, principal or 10% or greater beneficial owner. Transactions covered by this policy are those in which (a) we or any of our subsidiaries participate, (b) the amount involved exceeds $120,000, and (c) any related person had, has or will have a direct or indirect material interest, as defined in the policy.

Any proposed related person transaction is reviewed by our Audit Committee at its next regularly scheduled meeting, unless our General Counsel and Corporate Secretary determines that it is not practicable or desirable to wait until the next scheduled meeting for a particular transaction, in which case the Chair of the Audit Committee has the authority to review and consider the proposed transaction. Only those transactions determined to be fair and in our best interests are approved, after taking into account all factors deemed relevant by the Audit Committee, or its Chair, as the case may be. If the Chair approves any related person transaction, then that approval is reported to the Audit Committee at its next regularly scheduled meeting.

We did not conduct any transactions with related persons in 2012 that would require disclosure in this proxy statement or that required approval by the Audit Committee pursuant to the policy described above.

BOARD OF DIRECTORS

Our Board of Directors is divided into three classes serving staggered three-year terms. At the Annual Meeting, our stockholders will be asked to elect three individuals to serve as directors until the 2016 Annual Meeting. See “Proposal No. 1—Election of Directors.” Our bylaws require our directors to be elected by a majority vote of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting.

Below are the names and ages of our nine directors as of the date of this proxy statement, the year each of them became a director, each director’s principal occupation or employment for at least the past five years, and other public company directorships held by each director during the past five years. Unless authority is withheld, the persons named as proxies in the voting materials made available to you or in the accompanying proxy will vote for the election of the nominees listed below. We have no reason to believe that any of these nominees will be unable to serve as a director. If any of the nominees becomes unavailable to serve, however, the persons named as proxies will have discretionary authority to vote for a substitute nominee.

Nominees for Election at this Meeting for a Term Expiring in 2016 (Class II)

Kevin J. Hunt (age 61) has been a director since January 2013. Mr. Hunt served as President, CEO and a director of Ralcorp Holdings Inc, a producer of private-brand foods and food service products from January 2012 to January 2013. He currently serves as a consultant to ConAgra Foods, Inc., which acquired Ralcorp in January 2013. He served as Co-CEO and President of Ralcorp from 2003 until 2012. Prior to that period, Mr. Hunt was Corporate Vice President and President of Bremner Food Group.

The Board believes that Mr. Hunt’s experience, knowledge, skills and expertise acquired as a director, CEO and executive officer of Ralcorp, including experience and understanding of private label consumer product markets, as well as strategy, financial oversight and execution skills, add significant value to the Board. Further, Mr. Hunt’s experience and understanding of business strategy formation and execution from both a board and management perspective acquired as an executive and director of a growing company is integral to the Board’s assessment of trends and strategic options for our company. Based primarily on these considerations, the Board concluded that Mr. Hunt should be nominated for re-election to our Board.

William D. Larsson (age 67) has been a director since December 2008. Mr. Larsson served as Senior Vice President and CFO of Precision Castparts Corp., an industrial manufacturing company, from August 2000 until his retirement in December 2008. Mr. Larsson serves as Lead Director and Chairman of the audit committee of Schnitzer Steel Industries (NASDAQ: SCHN), a manufacturer of recycled metal products.

The Board believes that Mr. Larsson’s experience, knowledge, skills and expertise acquired as the CFO of Precision Castparts, a Fortune 500 company, including experience with financial reporting, capital structure optimization and transactional structuring and financing, add significant value to the Board. Additionally, Mr. Larsson’s service and experience as a lead independent director for another public company, including active involvement in overseeing governance matters and the interaction of independent directors with a public company’s management, strengthen the governance and functioning of our Board. Based primarily on these considerations, the Board concluded that Mr. Larsson should be nominated for re-election to our Board.

Michael T. Riordan (age 62) has been a director since December 2008. Mr. Riordan served as Chairman, CEO and President of Paragon Trade Brands, a manufacturer of private label disposable diapers and related products, from May 2000 until his retirement in 2002. Mr. Riordan also served as President and COO of Fort James Corporation, a manufacturer of disposable paper products, from August 1997 to August 1998, and prior to that as Chairman and CEO of Fort Howard Corporation, a tissue products manufacturer, until its merger with James River Corporation in 1997. Mr. Riordan also serves as a director of R.R. Donnelley & Sons Company (NYSE: RRD), a publication, catalog and commercial printing company. Mr. Riordan served as a director of Potlatch Corporation (NASDAQ: PCH) from December 2002 to December 2008.

The Board believes that Mr. Riordan’s experience, knowledge, skills and expertise acquired as an executive officer or CEO of three paper products companies, including experience and understanding of private label consumer product markets and paper manufacturing operations, as well as strategy formation and execution skills, add significant value to the Board. Additionally, Mr. Riordan’s extensive qualifications and experience gained from serving on compensation and audit committees for other public companies provides expertise necessary for the functioning of our Board and its committees. Further, Mr. Riordan’s knowledge of paper products businesses, including pulp-based and consumer products, acquired as a director of Potlatch is integral to the Board’s assessment of historical trends and strategic options for our company. Based primarily on these considerations, the Board concluded that Mr. Riordan should be nominated for re-election to our Board.

Directors Continuing in Office until 2015 (Class I)

Boh A. Dickey (age 68) has been a director since December 2008 and Chair of the Board since January 2013. Mr. Dickey served as the Vice Chair of the Board from May 2010 to December 2012, and previously served as Chair of the Board from December 2008 to May 2010. Mr. Dickey served as the President, COO and a director of SAFECO Corporation, an insurance and financial services company, from 1996 until his retirement in 2001. Prior to that, Mr. Dickey was the Controller and then CFO of SAFECO. Mr. Dickey also serves as a director of Potlatch Corporation and Chair of its Audit Committee (NASDAQ: PCH).

The Board believes that Mr. Dickey’s experience, knowledge, skills and expertise acquired as the President and COO of Safeco, including experience and understanding of the operation and governance of a public company, and as its Controller and CFO, as well as those Mr. Dickey acquired as an audit partner at an independent public accounting firm, including financial reporting expertise and understanding of internal and financial controls, add significant value to the Board. Additionally, Mr. Dickey’s extensive qualifications and experience gained from serving as the chair of an audit committee for another public company provides expertise necessary for the functioning of our Board and the committees we are required to have as a NYSE listed public company. Further, Mr. Dickey’s knowledge of paper products businesses, including pulp-based and consumer products, acquired as a director of Potlatch is integral to the Board for assessing historical trends and strategic options for our company. Based primarily on these considerations, the Board concluded that Mr. Dickey should serve as one of our directors.

Gordon L. Jones (age 63) has been a director since December 2008, serving as Chair of the Board from May 2010 to December 2012. He served as CEO of Clearwater Paper from December 2008 to December 2012. Mr. Jones also served as President of Clearwater Paper from December 2008 to November 2011. Mr. Jones served as a Vice President of Potlatch Corporation from July 2008 to December 2008, pending completion of the spin-off of Clearwater Paper. From 2001 to December 2010, Mr. Jones served as the President and Managing Member of Jones Investment Group LLC, an investment company. Prior to that, Mr. Jones served from May 1999 to November 2000, as President, CEO, and a director of Blue Ridge Paper Products, Inc., a manufacturer of paperboard and packaging products.

The Board believes that Mr. Jones should serve as a director because, as the former CEO, his knowledge of our operations and business strategies provides a valuable perspective to our

Board. Additionally, Mr. Jones’ more than 30 years of experience in the pulp and paper industry, including his position as CEO and a director for Blue Ridge Paper Products, as well as a number of executive positions with Smurfit-Stone and predecessor companies, are integral to the Board’s assessment of business opportunities and strategic options for our company. Based primarily on these considerations, the Board concluded that Mr. Jones should serve as one of our directors.

Linda K. Massman (age 46) has been a director since January 2013. Ms. Massman has served as President and CEO of Clearwater Paper since January 1, 2013, and served as President and COO from November 2011 to December 2012. Ms. Massman served as CFO and Senior Vice President, Finance from May 2011 to November 2011, and as CFO and Vice President, Finance from December 2008 to May 2011. From September 2008 to December 2008, Ms. Massman served as Vice President of Potlatch Corporation pending completion of the spin-off of Clearwater Paper Corporation. From May 2002 to August 2008, Ms. Massman was Group Vice President, Finance and Corporate Planning, for SUPERVALU Inc., a grocery retail company. Prior to that, Ms. Massman served from 1999 to 2001, as Vice President, Business Planning and Operations for Viquity Corporation, an enterprise software company.

The Board believes that Ms. Massman should serve as a director because, as the CEO, Ms. Massman’s knowledge of our day-to-day operations and effectiveness of our business strategies provides a valuable perspective to our Board. Additionally, Ms. Massman’s experience, knowledge, skills and expertise acquired as the CFO of the company, including experience with financial reporting, capital structure optimization and transactional structuring and financing, add significant value to the Board. Further, Ms. Massman’s experience in corporate and business planning are integral to the Board’s assessment of business opportunities and strategic options for our company. Based primarily on these considerations, the Board concluded that Ms. Massman should serve as one of our directors.

Directors Continuing in Office until 2014 (Class III)

Fredric W. Corrigan (age 70) has been a director since January 2009. Mr. Corrigan served as CEO, President and a director of the Mosaic Company, a global crop nutrition company, from October 2004 until his retirement in 2007. Prior to that, Mr. Corrigan was Executive Vice President of Cargill, Incorporated, a producer and marketer of food, agricultural, financial and industrial products and services, from 1999 to 2004. Mr. Corrigan also serves as a director and the chair of the nuclear, environmental & safety committee of Xcel Energy (NYSE: XEL), a U.S. electricity and natural gas company, and served as its lead independent director from 2006 to 2013.

The Board believes that Mr. Corrigan’s experience, knowledge, skills and expertise acquired as the CEO of Mosaic, including experience and understanding of business strategy formation and execution from both a board and management perspective, add significant value to the Board. Additionally, Mr. Corrigan’s service and experience as director and lead independent director for another public company, including active involvement in overseeing governance matters and the interaction of independent directors with a public company’s management, strengthen the governance and functioning of our Board. Based primarily on these considerations, the Board concluded that Mr. Corrigan should serve as one of our directors.

Beth E. Ford (age 48) has been a director since January 2013. Ms. Ford has served as Executive Vice President, President Chief Supply Chain & Operations Officer at Land O’Lakes, a member-owned food and agricultural cooperative, since January 2012. From October 2008 to January 2012, Ms. Ford served as Executive Vice President and Head of Supply Chain at International Flavors and Fragrances, a producer of flavors and fragrances, and from September 2007 to September 2008, as COO of Hatchette Book Group, USA, a major U.S. trade publisher.

The Board believes that Ms. Ford’s experience, knowledge, skills and expertise acquired in leadership positions of supply chain and operations management roles in multiple industries as well as Ms. Ford’s consumer products experience, add significant value to the Board. Further, Ms. Ford’s education in business management with a focus in finance will provide the Board with additional knowledge and skills in assessing strategic options for the company. Based primarily on these considerations, the Board concluded that Ms. Ford should serve as one of our directors.

William T. Weyerhaeuser (age 69) has been a director since December 2008. Mr. Weyerhaeuser has served as a director of Columbia Banking System, Inc. (NASDAQ: COLB), a bank holding company with branches in Washington and Oregon, since 1998, including as Chairman of its Board since January 2001. Mr. Weyerhaeuser served as Columbia Banking System’s Interim CEO from June 2002 until February 2003. Mr. Weyerhaeuser served as a director from 1998 to 2001, and as Chairman of the Board of Eden Bioscience Corporation (formerly NASDAQ: EDEN), a developer and manufacturer of natural protein-based products for improving plant health, from 2001 to 2009, and served as a director of Potlatch Corporation (NASDAQ: PCH) from February 1990 to December 2008, including as Vice Chair of the Board of Directors of Potlatch Corporation from January 2004 to December 2008.

The Board believes that Mr. Weyerhaeuser’s extensive qualifications and experience as a chair and a lead independent director for other public companies, including active involvement in overseeing governance matters and the interaction of independent directors with a public company’s management, strengthen the governance and functioning of our Board. Additionally, Mr. Weyerhaeuser’s extensive qualifications and experience gained from serving as the chair of compensation committees for other public companies provides expertise necessary for the functioning of our Board and its committees. Further, Mr. Weyerhaeuser’s knowledge of paper products businesses, including pulp-based and consumer products, acquired as a director of Potlatch is integral to the Board’s assessment of trends and strategic options for our company. Based primarily on these considerations, the Board concluded that Mr. Weyerhaeuser should serve as one of our directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE THREE NOMINEES FOR DIRECTOR.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

This table shows the number of shares of our common stock beneficially owned, by each owner of more than 5% of our common stock, each of our directors, each executive officer for whom compensation is reported in this proxy statement, and all directors and executive officers as a group. Except for our 5% holders, the table shows beneficial ownership as of February 28, 2013. The number of shares reported is based on data provided to us by the beneficial owners of the shares. The percentage ownership data is based on 23,080,957 shares of our common stock outstanding as of February 28, 2013. Under SEC rules, beneficial ownership includes shares over which the person or entity exercises voting or investment power and also any shares that the person or entity has the right to acquire within 60 days of February 28, 2013. Except as noted, and subject to applicable community property laws, each owner has sole voting and investment power over the shares shown in this table.

	Amount and Nature of Common Stock Beneficially Owned
	Number of Shares Beneficially Owned		Percent of Class	Common Stock Units(1)
Stockholders Owning More Than 5%
Royce & Associates, LLC	2,215,000	(2)	9.60%
745 Fifth Avenue
New York, NY 10151
T. Rowe Price Associates, Inc.	1,899,248	(3)	8.23%
T. Rowe Price Small-Cap Value Fund, Inc
100 E. Pratt Street
Baltimore, MD 21202
BlackRock, Inc	1,791,008	(4)	7.76%
40 East 52nd Street
New York, NY 10022
S.A.C. Capital Advisors, L.P.	1,640,000	(5)	7.11%
72 Cummings Point Road
Stanford, CT 06902
The Vanguard Group	1,351,138	(6)	5.85%
100 Vanguard Blvd.
Malvern, PA 19355
Directors and Named Executive Officers
Fredric W. Corrigan	10,000		*	40,469
Boh A. Dickey	10,000	(7)	*	41,181
Beth E. Ford	-			-
Kevin J. Hunt	-			-
Gordon L. Jones	313,446		1.36%	-
William D. Larsson	1,000		*	41,181
Linda K. Massman	104,148		*	-
Michael T. Riordan	976		*	41,181
William T. Weyerhaeuser	73,982	(8)	*	59,737
Thomas A. Colgrove	43,803		*	-
Robert P. DeVleming	119,995	(9)	*	-
Michael S. Gadd	71,734	(10)	*	-
John D. Hertz	-		*	-
Johnathan D. Hunter	2,413	(11)
Directors and Executive Officers as a Group
(16 persons)	768,341	(12)	3.33%

*	Less than 1%

(1)	Represents vested common stock units as of February 28, 2013. These stock units are not actual shares of common stock and have no voting power. In the case of our directors, these stock units are credited, along with any accrued dividend equivalents, on a one-for-one basis with our common stock pursuant to our Deferred Compensation Plan for Directors (see “Compensation of Directors”). The units for Mr. Weyerhaeuser include deferred director’s fees that have been converted into common stock units. Mr. Weyerhaeuser’s deferred directors fees will be converted to cash and paid according to the election made prior to deferring fees. The annual deferred awards to non-employee directors are converted to cash and paid upon separation from service as a director.

(2)	Based on the stockholders’ Schedule 13G/A filed on January 7, 2013, with the SEC, the stockholder serves as an investment advisor and an investment company registered under the Investment Act, with sole dispositive power and sole voting power over all of these shares. The Schedule indicates that sole dispositive power over all these shares is held as of December 31, 2012, by the following entities: Royce & Associates, LLC of 2,215,000 shares or 9.55% of our common stock outstanding with interest in one account, Royce Special Equity Fund amount to 1,956,000 shares or 8.43% of our common stock outstanding.

(3)	Based on the stockholders’ Schedule 13G/A filed on February 8, 2013, with the SEC, the stockholder serves as an investment advisor registered under the Investment Advisors Act, and as an investment company registered under the Investment Company Act, with sole dispositive power over all these shares as of December 31, 2012, and sole voting power over 572,068 of these shares. These securities are owned by various individuals and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc., which owns shares representing 5.6% of the shares of our common stock outstanding, and which has sole voting power over 1,299,500 of these shares.

(4)	Based on the stockholders’ Schedule 13G/A filed on February 8, 2013, with the SEC, the stockholder serves as a parent holding company registered under the Investment Act, with sole dispositive and sole voting power over all of these shares. The Schedule indicates that sole dispositive power over all these shares is held as of December 31, 2012, by the following entities: BlackRock Advisors, LLC; BlackRock Investment Management, LLC; BlackRock Asset Management Australia Limited; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Advisors (UK) Limited; BlackRock Fund Advisors; BlackRock International Limited; BlackRock Institutional Trust Company, N.A.; BlackRock Japan Co. Ltd.; BlackRock Investment Management (UK) Limited, which as an aggregate held 7.72% of our common stock outstanding.

(5)	Based on the stockholders’ Schedule 13G/A filed on August 17, 2012, with the SEC, the stockholder serves as an investment advisor registered under the Investment Act, with shared dispositive power and shared voting power over all of these shares. The Schedule indicates that shared dispositive power over all these shares is held as of August 16, 2012, by the following entities: S.A.C. Capital Advisors LP; S.A.C. Capital Advisors, Inc.; S.A.C. Capital Associates, LLC and Steven A. Cohen, which own 1,640,000 shares, representing 7.1% of the shares of our common stock outstanding, with shared power to vote the shares. S.A.C Capital Advisors, L.P. has not filed with the SEC since August 17, 2012, to indicate they have changed the number of Clearwater Paper Corporation shares owned.

(6)

Based on the stockholders’ Schedule 13G/A filed on February 12, 2013, with the SEC, the stockholder serves as an investment advisor registered under the Investment Act, with sole dispositive power over 1,320,403 of these shares, representing 5.82% of the shares of our common stock outstanding, shared dispositive power over 30,735 of these shares and sole voting power over 31,771 of these shares. The Schedule indicates that all these shares are held as of December 31, 2012, by various individuals and institutional investors including Vanguard Fiduciary Trust Company, which owns 30,735 shares, representing 0.13% of the shares of our common stock outstanding, and Vanguard Investments Australia, Ltd, which owns 1,036 shares, representing 0.00% of our common stock outstanding as of December 31, 2012.

(7)	These shares are held in the name of Mr. Dickey and his spouse with whom Mr. Dickey shares voting and investment power.

(8)	Includes the following: (i) 2,550 shares owned directly; (ii) 71,432 shares held by trusts or nonprofit entities of which Mr. Weyerhaeuser is either a trustee or director, over none of which he has sole voting and investment power, 32,870 shares over which he has shared voting power, 24,436 over which he has shared investment power; and (iii) 36,602 shares held by a trust of which Mr. Weyerhaeuser is a trustee and has sole voting and investment power. Also includes 1,960 shares held in the name of his spouse, of which Mr. Weyerhaeuser disclaims beneficial ownership. Mr. Weyerhaeuser disclaims beneficial ownership of all shares except for the 2,550 shares he owns directly and 36,602 shares held in a trust for his benefit for which he is also trustee.

(9)	Includes 3,521 shares of common stock held for Mr. DeVleming’s individual account under our 401(k) employee savings plan.

(10)	These shares are held in the name of Mr. Gadd and his spouse with whom Mr. Gadd shares voting and investment power with the exception of 53 shares of common stock held for Mr. Gadd’s individual account under our 401(k) employee savings plan.

(11)	Includes 312 shares of common stock held for Mr. Hunter’s individual account under our 401(k) employee savings plan.

(12)	Includes an aggregate of 10,020 shares of common stock held for the executive officers’ benefit under our 401(k) employee savings plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Executive Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Executive Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2012 Annual Report on Form 10-K.

The Compensation Committee Members:

Fredric W. Corrigan, Chair
Kevin J. Hunt Michael T. Riordan William T. Weyerhaeuser

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Clearwater Paper Executive Program Summary and 2012 Highlights

2012 Business Highlights

•

Despite a challenging economic and operating environment we had solid operating results, including a record amount of net sales and record amounts of production at several of our Pulp and Paperboard and Consumer Products facilities.

•	We achieved record safety levels—the best company safety results ever with incident rates significantly below comparable industry performance.

•	We successfully completed the construction of our new TAD paper manufacturing facility in Shelby, North Carolina and upgraded our TAD paper machine in Las Vegas on time and below budget.

•	We had approximately $31 million in net cost savings in 2012 from synergies relating to the continued integration of Cellu Tissue operations.

•	We acquired a chipping facility to strengthen our fiber supply chain for our pulp and paperboard facility in Lewiston.

•	We successfully defended against a competitor’s lawsuit seeking to delay startup of our Shelby facility.

•	We completed the $30 million stock repurchase program implemented by our board of directors in 2011.

2012 Executive Compensation Highlights

•

During the three-year performance period for performance share awards made in 2010 (for the 2010-2012 performance period), we had a 51.8% total stockholder return (“TSR”) compared to a median TSR for our peer group of 51.3%. This placed us in the 50.5 percentile for performance in our peer group during this period, and resulted in a payout of performance shares equal to 101.4% of target.

TSR PERFORMANCE

2012 Executive Compensation Highlights (continued)

•	Our CEO’s long term incentive awards are provided exclusively in the form of three-year performance shares.

•	We eliminated excise tax gross-ups on change of control payments for all of our executive officers in line with our commitment to avoid such provisions on a going forward basis.

•	Our compensation target mix was 26% base salary and 74% incentive compensation for our CEO and an average of 40% base salary and 60% incentive compensation for our other NEOs.

•

Consistent with our pay for performance philosophy and as a result of solid operating results in 2012, we paid annual bonus awards for executives and all eligible employees in 2012 at an average of 127% of target, corresponding to company, divisional and individual performance targets established under our annual incentive plan.

•

We funded our Pulp and Paperboard division bonus pool at 101% of target as a result of divisional EBITDA performance. Annual bonus plan participants in this division were paid an average annual incentive bonus of 108% of target based on company, division and individual performance.

•

We funded our Consumer Product division bonus pool at 167% of target as a result of divisional EBITDA performance above target. Annual bonus plan participants in this division were paid an average annual incentive bonus of 141% of target based on company, division and individual performance.

ANNUAL BONUS PLAN

•	Our CEO’s 2012 compensation included an annual incentive bonus paid at 126% of target.

•	We deferred settlement of annual RSU equity awards above the Section 162(m) threshold to preserve tax deductibility for the company.

Executive Compensation and Governance

The following are key aspects and features of our executive compensation program:

•	Our compensation target mix favors performance-based compensation.

•	Executive compensation levels are targeted at the market median with a range of opportunity to reward strong performance.

•	Executive compensation levels and targets are measured against other similarly-sized industrial companies, both in and outside our industry.

•	Our long-term incentive awards are paid in equity, the bulk of which are based on our total stockholder return over a three-year period relative to an industry peer group.

•	Our annual bonus program is primarily based on our EBITDA results, a financial measure we believe ensures a self-funded bonus program and incentivizes overall operational performance.

•	Our stock ownership requirements for executives further align our executives’ and stockholders’ interests.

•	Our insider trading policy prohibits short selling, purchasing on margin, or pledging of company stock or other securities, and buying or selling puts or calls in company stock or other securities.

•	Our stock incentive plan contains a broad clawback provision that provides us the right to cancel or adjust equity awards in the event of error or misconduct.

Overview

This Executive Compensation Discussion and Analysis discusses our 2012 compensation program for our following named executive officers:

Gordon L. Jones	Chairman and Chief Executive Officer
Linda K. Massman	President, Chief Operating Officer and Chief Financial Officer
John D. Hertz	Senior Vice President, Finance and Chief Financial Officer
Johnathan D. Hunter	Vice President, Controller and Interim Chief Financial Officer
Thomas A. Colgrove	Senior Vice President, President Pulp and Paperboard Division
Robert P. DeVleming	Senior Vice President, President Consumer Products Division
Michael S. Gadd	Senior Vice President, General Counsel and Corporate Secretary

Ms. Massman was elected President and CEO, effective January 1, 2013, and Mr. Jones retired as CEO and Chairman of the Board of Directors at the end of 2012. Ms. Massman will no longer serve as our COO and no successor to that position was appointed. Effective January 1, 2013, Mr. DeVleming retired from the position of Senior Vice President, President Consumer Products Division, Mr. Colgrove was appointed as his successor, and Mr. Danny G. Johansen became the Senior Vice President, President Pulp and Paperboard Division.

This Executive Compensation Discussion and Analysis is organized into two sections. In the first section, titled “Compensation Philosophy and Objectives,” we describe the key objectives and mechanics of our compensation program.

In the second section, titled “Analysis of 2012 Compensation,” we describe the components of our executive compensation program as well as the compensation earned by or paid to our named executive officers during 2012.

Compensation Philosophy and Objectives

Our compensation philosophy remains consistent and straightforward—pay our executives competitive and fair compensation that is linked to individual and company performance. The objectives of our executive compensation program are to attract, retain, motivate, and reward executives in order to enhance the long-term profitability of the company, incent stockholder value creation, and align executives’ interests with those of our stockholders. We target our executive compensation levels to be at or near the median of compensation paid by comparable companies with the opportunity to reward above the median for outstanding performance. We believe that a significant portion of total compensation for our executives should be variable and dependent on company, operating division, and individual performance.

Compensation Oversight

The Compensation Committee’s primary responsibility is the oversight of our executive compensation and benefits programs. The committee’s purview includes determining and approving annual performance measurements and targets for our executive officers’ incentive pay as well as annually reviewing, determining and approving their compensation packages.

Management Input

As part of our process for establishing executive compensation, our CEO and our Senior Vice President, Human Resources, or SVP-HR, provide information and make recommendations to the Compensation Committee. Our CEO and/or SVP-HR provide the Compensation Committee with a detailed review of the actual results for the company and each operating division compared to the performance measures set at the beginning of the year under our annual incentive plan. Our CEO provides to the committee:

¡	performance evaluations of the executives who report to him or her;
¡	recommendations as to changes to base salaries as well as target amounts for annual cash bonuses and equity awards for each executive officer, excluding his or her own;
¡	recommendations regarding the individual portion of annual cash bonuses to be paid to our executive officers who report to him or her;
¡	recommendations regarding compensation packages for executives being hired or promoted; and
¡	proposed company and division performance targets.

Recommendations regarding target and actual executive compensation components are based on the principal duties and responsibilities of each position, competitor pay levels within our industry in both regional and national markets and at comparable companies, and internal pay equity, as well as on individual performance considerations.

Compensation Consultants

The Compensation Committee has engaged Deloitte Consulting LLP, or Deloitte, to advise the committee on executive compensation matters, as well as the competitive design of the company’s long-term and annual incentive programs. The Nominating Committee has also engaged Deloitte to advise that committee on director compensation matters. Deloitte does not advise any of our executive officers as to their individual compensation and does not perform other compensation related services for the company.

At least biennially, Deloitte performs a competitive market assessment of each executive officer’s compensation package that the committee uses to analyze each component of such compensation as well as each executive officer’s compensation in the aggregate. The intent of these assessments is to evaluate the proper balance and competitiveness of our executive officers’ compensation as well as the form of award used to accomplish the objective of each component. Deloitte also advises the Compensation Committee on an annual basis as to target performance measures and other executive compensation components or matters.

Ultimately, decisions about the amount and form of executive compensation under our compensation program are made by the Compensation Committee alone and may reflect factors and considerations other than the information and advice provided by Deloitte or management.

Establishing Compensation

At meetings held in the first quarter of each year, the Compensation Committee typically takes the following actions relating to the compensation for our executive officers, and in some cases other senior employees:

¡	approves any base salary increases;
¡	approves the payment of cash awards under our annual incentive plan for the prior year’s performance;
¡	approves the settlement of any performance-based equity awards previously issued under our long-term incentive program;
¡	establishes the performance measures and approves the target award opportunity for cash awards under our annual incentive plan for the current year;
¡	establishes the performance measures for any performance-based equity awards under our long-term incentive program;
¡	approves the threshold and maximum levels of performance under our annual and long-term incentive plans, including performance shares, as well as the payouts for achieving those levels of performance;
¡	approves the grant of any other equity awards, such as restricted stock units that vest based on continued employment, under our long-term incentive program; and
¡	establishes the peer group of companies that will be used for purposes of measuring relative performance under the performance-based equity awards.

Use of Tally Sheets.    In connection with the committee’s review and approval of executive compensation, it periodically analyzes tally sheets prepared by Deloitte that analyze the value of each executive officer’s base salary, bonuses, outstanding equity awards, vested equity awards, health and welfare benefits, and potential “walk away” amounts following a termination of employment under several different scenarios, including a change of control. The committee reviews tally sheets for our CEO on an annual basis and every other year for the other executive officers. Tally sheets were prepared for all of our executive officers in January 2013.

Wealth Accumulation Analysis.    The committee also periodically reviews a wealth accumulation analysis prepared by Deloitte in establishing our executive officers’ compensation. The wealth accumulation analysis is comprised of an assessment of the potential value of equity holdings for each of our executive officers based on (i) the termination scenarios presented to the committee in the tally sheet, and (ii) multiple company stock price scenarios at the end of a five and ten-year period. The purpose of the analysis is to identify the potential wealth that may be created as a result of our long-term incentive compensation program and assist the committee in determining if that wealth creation is appropriate given our projected performance. The committee reviews wealth accumulation for our CEO on an annual basis and every other year for the other executive officers. A wealth accumulation analysis was prepared for all of our executive officers in January 2013.

Competitive Market Assessments.    The committee conducts a periodic review of each of our executive officer’s compensation and, in connection with these assessments, analyzes competitive data provided by Deloitte. Deloitte performed such an assessment for the committee in January 2013. In 2012, Deloitte updated market data compiled the previous year for the committee using a compensation inflation factor of 3% to provide the committee with a market reference point for assessing and establishing 2012 compensation.

Deloitte’s market assessment utilizes market data from relevant published survey sources, including the Forest Products Industry Compensation Association Survey for industry-specific market data, as well as surveys from Mercer and Towers Watson for market data on paper and allied products companies, manufacturing companies, and/or general industry companies of similar size. This sample includes a number of the companies that comprised our 2012 peer group as well as other companies outside of that peer group to which we compare our compensation. In the competitive assessment, Deloitte gathers competitive compensation data that is adjusted, if possible and appropriate, to the revenues of the company for corporate-based employees and each operating division for division employees. The competitive assessment is based on executive positions that are comparable to those of our executive officers.

Individual Performance.    We adjust compensation against the median level for individual executives, as appropriate, to recognize factors such as job performance, long-term potential and experience as well as for purposes of recruitment and retention. Total direct compensation (defined as base salary plus short- and long-term incentives) earned by our executives may vary from the market median (above or below) based on these factors.

The Role of Stockholder Advisory Vote.    At our annual meeting in 2012, our stockholders cast an advisory vote of 90% in favor of the compensation of our named executive officers. Our Compensation Committee took the 2012 advisory vote of our stockholders into account as a factor in maintaining the current structure of our executive compensation program. The committee did, however, make changes to certain aspects of our compensation program to further enhance its alignment with stockholder expectations. Such changes included the elimination of excise tax gross-ups for current executives upon a change of control.

At our annual meeting in 2013, our stockholders will again be provided the opportunity to cast an advisory vote to approve the compensation of our named executive officers. This vote is set forth in Proposal 3 in this proxy statement. Although this say-on-pay stockholder vote is non-binding, the Compensation Committee, as it did last year, will consider the outcome of the vote when making future compensation decisions regarding our named executive officers.

2012 Peer Group

The Compensation Committee’s primary criterion for peer companies is the industry in which we operate, and secondarily the companies’ respective annual revenue and market capitalization. The 2012 peer group, used for total stockholder return or TSR comparison purposes in connection with performance share grants for the three-year period beginning January 1, 2012, consisted of the companies in the table below. Select companies within the peer group that are similar to us based on revenue and market capitalization were used for executive officer compensation comparisons, and the names of these companies in the table are bolded.

Company Name	Revenue (in millions)(1)	Market Capitalization (in millions)(2)
International Paper Co.	$27,833	$17,496
Kimberly-Clark Corporation	$21,063	$33,036
Rock-Tenn Co.	$9,208	$4,895
Weyerhaeuser Co.	$7,059	$14,925
Domtar Corporation	$5,482	$2,954
MeadWestvaco Corporation	$5,459	$5,571
Sonoco Products Co.	$4,786	$2,995
Graphic Packaging Holding Company	$4,337	$2,226
Grief, Inc.	$4,270	$2,200
Packaging Corp. of America	$2,844	$3,704
Boise Inc.	$2,555	$785
PH Glatfelter Co.	$1,585	$749
Kapstone Paper & Packaging Corporation	$1,217	$1,039
Buckeye Technologies Inc.	$895	$1,111
Wausau Paper Corp.	$822	$427
Neenah Paper, Inc.	$809	$452
Schweitzer-Mauduit International Inc.	$788	$1,211
25th Percentile	$1,217	$1,039
Median	$4,270	$2,226
75th Percentile	$5,482	$4,895
Clearwater Paper Corporation	$1,874	$909
Percentile Rank	33rd percentile	22nd percentile

(1)	Annual revenue for 2012.

(2)	As of December 31, 2012.

Compensation Components

We balance our executives’ total direct compensation among three components:

¡	Base salary;
¡	Short-term, or annual, cash incentives; and
¡	Long-term equity-based incentives.

Compensation Component Objectives.    The Compensation Committee’s goal in determining compensation for our executive officers is to award compensation that is consistent with our compensation philosophy. Salaries are provided to employees as compensation for basic services to the company and to meet the objectives of attracting and retaining the talent needed to run our business. Our short-term cash incentives reward employees for helping us achieve or exceed annual financial targets. Our long-term equity incentives reward employees for helping us outperform our peers with respect to stockholder return and provide retention incentives. We also compensate executives with higher levels of responsibility with a higher proportion of variable compensation and a larger proportion of equity compensation, so that their interests are more closely aligned with those of our stockholders. See “2012 Target Compensation” on pages 32-33 for our named executive officer’s target pay mix.

To ensure fiscal discipline, the Compensation Committee sets threshold performance levels below which no annual or long-term performance-based incentive payments are to be made and sets caps on the aggregate amount of incentive compensation that we can pay.

Base Salary.    The Compensation Committee targets executive base salaries at the median of competitive practice, with such adjustments as management and the committee deem necessary. We have base salary ranges for each level, or pay grade, for all of our salaried employees, including our CEO. These ranges are set based upon the committee’s consultation with Deloitte. The placement of an executive officer’s rate of pay within the salary range for a given position is determined by the committee and corresponds to the executive’s level of experience, job performance, long-term potential and tenure.

Annual Cash Incentives.    Our annual cash incentive program links compensation to annual company performance by awarding cash bonuses for achieving pre-defined corporate financial targets and pre-defined financial targets for divisional employees as well as individual annual performance objectives. We designed our annual incentive program with the goals of ensuring the program was self-funding based on financial and operational performance; appropriately tied to performance measures and targets; and easily understandable for participants in terms of what they could receive based upon actual company performance, operating division performance and individual performance. Additionally, the Compensation Committee set a cap on the total amount a participant could be awarded under the program equal to 175% of the participant’s target, resulting in a cap of 175% of the aggregate target amount that could be funded and paid out by the company.

Target Opportunities.    The target annual cash bonus for each of our executive officers is defined as a set percentage of base salary based on the pay grade of the officer’s position. The Compensation Committee periodically reviews these target percentages for our executive officers and approves modifications when appropriate, based in part on the recommendations and input of management and Deloitte after a review of competitive practice. Although our CEO’s target award is initially calculated as a percentage of base salary based in part on input from Deloitte, ultimately the Compensation Committee establishes the actual target amount and the award earned by our CEO.

Performance Measures.    At the beginning of the year, the Compensation Committee determines the objective performance measures that must be achieved in order for awards to be earned by executive officers. The committee typically establishes two types of objective measures, one relating to the company’s overall financial performance for the year and for those executive officers in charge of operating divisions, a performance measure relating to the operating division’s performance for the year. The objective criteria are then communicated to the officers. Additionally, individual performance objectives are established at the beginning of the year for each executive officer that align with company financial and operating division objectives.

Program Mechanics.    The target cash bonus amount for each participant is determined by multiplying the participant’s salary for the year by a predetermined percentage based on his or her base salary grade. In 2012, each individual cash bonus opportunity was apportioned as follows:

Individual Participants	Percentage of Bonus Based on Company Performance	Percentage of Bonus Based on Operating Division Performance	Percentage of Bonus Based on Individual Performance
Corporate Personnel	75%	-	25%
Operating Division Personnel (includes Consumer Products Division, and Pulp and Paperboard Division personnel)	18.75%	56.25%	25%

Separate target bonus pools are established for the company, individual and division performance components. No bonus pools fund unless the company’s financial performance is at least at the threshold level approved by the Compensation Committee at the beginning of the year.

Individual performance is measured against performance objectives set at the beginning of the year and a portion of a participant’s individual award component is available upon achievement of each objective, subject to the company achieving a threshold level of financial performance that will allow the individual bonus pool to be funded. The individual objectives were approved by a participant’s supervisor, by the CEO for executive officers, and by the Compensation Committee for the CEO.

Calculation of Earned Awards. After the end of the year, actual financial performance is calculated and the results are compared to the pre-approved, objective performance measures. The attainment of the individual performance objectives are also assessed based on the individual employee’s annual performance against those objectives.

Earned awards are paid in cash in the first quarter of the year following the applicable performance year. If an executive officer does not meet his or her stock ownership requirement at that time, awards are paid 50% in cash and 50% in stock. Executive officers may also elect to defer annual incentive awards pursuant to our deferred compensation program. Under our annual incentive plan, the Compensation Committee has discretionary authority to limit the amount and alter the time and form of payment of annual bonus awards even if we meet performance criteria. The committee did not exercise this authority for 2012.

Long-Term Incentives.    Under our long-term equity incentive program, or LTIP, which is intended to link compensation to long-term company performance, we grant two types of equity awards:

¡	performance shares; and
¡	restricted stock units, or RSUs.

Performance Shares.    Performance shares represent the contingent right to receive a varying number of shares of common stock based on our total stockholder return, or TSR, performance over a three-year period relative to the peer group beginning in the year in which the award is initially granted. TSR is comprised of the change in a company’s stock price from the beginning of the performance period compared to the end of the performance period, and includes all cash and stock dividends paid on shares of common stock. The company’s stock price at the beginning and end of a performance period is measured over a fixed period of time, currently the final forty trading days in the year prior to the start of the performance period and the final forty trading days in the final year of the performance period. Performance shares reward employees when the company achieves total stockholder returns that exceed those of applicable peer group members; encourage employees to focus on enhancing long-term stockholder value; and align management’s interests with stockholders’ interests. Because of these attributes, we provide at least 75% of the targeted annual value of long-term incentive awards in the form of performance shares, while our CEO receives 100% of the target value of his or her long-term incentive award in performance shares, and in 2012, our COO received 100% of the target value of her long-term incentive award in performance shares. The committee awards performance share grants to our executive officers annually, in the first quarter of each year. This use of performance shares is consistent with our peer group’s practice; however, based on data provided by Deloitte, we award a higher percentage of our equity awards in the form of performance shares than do most of the companies in our peer group.

Restricted Stock Units.    RSUs represent the contingent right to receive a fixed number of shares of common stock in the future if the employee remains employed through the applicable vesting period. We have used, and will continue to use, RSUs to help recruit or retain key employees and to align the interests of newly hired executives with those of our stockholders. We believe that RSUs enhance retention of officers and other key personnel as a result of the vesting period. Additionally, these awards encourage recipients to take actions aimed at increasing the underlying value of the shares associated with RSUs over the vesting period since RSUs cannot be paid out until fully vested. The use of RSUs as part of our long-term incentives is also consistent with the practices of our peer group.

The committee awards annual RSU grants to our executive officers, other than our CEO (and our COO in 2012), in the first quarter of each year. These RSU grants generally vest at the end of a three-year period subject to continued employment.

Long-Term Incentive Opportunities.    Based on an assessment of competitive long-term equity incentive opportunities performed by Deloitte, guideline or target, long-term incentive values are established for each executive officer pay grade. These guideline values are expressed as a percentage of the midpoint within the applicable salary range for a named executive officer. The guideline long-term incentive values, which generally approximate the median of competitive practice for our executive base salary grades, are then converted to a guideline number of performance shares and RSUs based on the average closing price for our common stock over a fixed period of time prior to the date of grant. The actual number of performance shares and RSUs granted to eligible employees aside from the CEO are further subject to an increase or decrease at the Compensation Committee’s discretion, based upon management’s assessment of an individual employee’s past contributions and potential future contributions to the company. For the CEO, the committee determines the number of performance shares to be granted using information supplied by Deloitte of competitive long-term incentive opportunities and the committee’s evaluation of the CEO’s performance.

Timing of Long-Term Incentive Awards.    The grant date for annual equity awards is the day of the Compensation Committee meeting at which the awards are approved. These meetings are scheduled well in advance and are not coordinated with the release of any material, non-public information. For executive officers who are hired during the year, the committee generally approves equity grants that are effective upon the executive’s start date. For the purpose of converting the dollar value of a grant into a set number of shares, the committee may approve the use of the price of our common stock as of the grant date or the use of an average trading price over a set period.

Limitations on and Adjustments to Long-Term Awards.    The Compensation Committee reserves the right to reduce or eliminate any performance share award to an employee, or to all senior employees as a group, if it determines that TSR has been insufficient, or if our financial or operational performance has been inadequate. The committee did not exercise this authority for 2012.

Clawback.    The company has the right to cancel or adjust the amount of any equity award if our financial statements on which the calculation or determination of the award was based are subsequently restated due to error or misconduct and, in the judgment of the committee, the financial statements as restated would have resulted in a smaller or no award if such information had been known at the time the award had originally been calculated or determined. In addition, in the event of such a restatement, we may require an employee who received an award to repay the amount by which the award was originally calculated or determined exceeds the award as adjusted.

Analysis of 2012 Compensation

Based upon updated market data provided by Deloitte and the individual performance of each of our named executive officers, the committee instituted the changes described below to components of our named executives’ compensation to align our executive compensation with our compensation philosophy and objectives and with the compensation programs of comparable companies.

Salary

To align compensation with the median of comparable companies and taking into consideration an individual executive’s experience, performance, long-term potential and tenure, the Compensation Committee set the base salary for each of our named executive officers as follows:

Name(1)	% Change	2012 Annual Salary(2)	2011 Annual Salary(2)
Gordon L. Jones Chairman and Chief Executive Officer	6.3%	$850,000	$800,000
Linda K. Massman President, Chief Operating Officer and Chief Financial Officer	0%	$525,000	$525,000(3)
Thomas A. Colgrove Senior Vice President, President Pulp and Paperboard Division	8.6%	$380,000	$350,000
Robert P. DeVleming Senior Vice President, President Consumer Products Division	2.6%	$400,000	$390,000
Michael S. Gadd Senior Vice President, General Counsel and Corporate Secretary	8.3%	$325,000	$300,000

(1)	For purposes of this table, which is to show year-over-year changes or comparisons for our executive officers, we are not including information for John D. Hertz who became our CFO on August 6, 2012, nor for Johnathan D. Hunter, who served as our interim CFO from April 13 to August 5, 2012.

(2)	Actual salaries paid for 2011 and 2012 as shown in the 2012 Summary Compensation Table on page 39 differ because annual salary increases do not go into effect until March 1st.

(3)	In connection with Ms. Massman becoming President and COO, in addition to CFO, on November 1, 2011, her annual salary was increased to $525,000 and was not increased in 2012. Ms. Massman served as CFO, in addition to her services as COO, until April 12, 2012.

Annual Incentives

The core mechanics of our annual incentive program remained the same for 2012 as in 2011, with financial performance goals for the 2012 performance year based on company and divisional EBITDA as applicable to the individual executive officer. The 2012 target bonus opportunities for our named executive officers under our annual incentive plan were as follows:

	2012 AIP Target(1)		2011 AIP Target(1)
Name(2)	% Amount	$ Amount	% Amount	$ Amount
Gordon L. Jones	100%	$841,667	100%	$783,333
Linda K. Massman	75%	$393,750	70%(3)	$299,583
Thomas A. Colgrove	65%	$243,750	65%	$221,000
Robert P. DeVleming	65%	$258,917	65%	$243,750
Michael S. Gadd	55%	$176,458	55%	$162,250

(1)	AIP targets are a percentage of a named executive officer’s actual salary paid in a given year and percentage amounts are pre-established for the pay grade to which the named executive officer’s position is assigned.

(2)	For purposes of this table, which is to show year-over-year changes or comparisons for our executive officers, we are not including information for John D. Hertz who became our CFO on August 6, 2012, nor for Johnathan D. Hunter, who served as our interim CFO from April 13 to August 5, 2012.

(3)	In connection with Ms. Massman becoming President and COO, in addition to CFO, on November 1, 2011, her target AIP percentage was increased to 70% for the final two months of 2011.

Annual Performance Measures

For purposes of determining 2012 annual cash incentives, the Compensation Committee compared the company’s and each operating division’s EBITDA results to the targets established at the beginning of the year. Using EBITDA as the metric to measure performance ensures a self-funded bonus program and focuses participants on generating income and cash flow by both increasing revenues and controlling costs. In addition, EBITDA is a common measure used by the investment community to measure the performance of companies like ours. We believe that the use of this measure aligns our employees’ and stockholders’ interests. The Compensation Committee approved the EBITDA performance targets at the beginning of 2012.

The company and operating division EBITDA performance scales for 2012 annual cash bonuses and the corresponding performance modifiers as a percentage of target were as follows:

Performance Level	EBITDA Performance (Versus EBITDA Target)	Performance Modifier (Percentage of Target Bonus)
Threshold	75% of EBITDA Target	25% x Target Bonus
Target	100% of EBITDA Target	100% x Target Bonus
Maximum	133.3% of EBITDA Target	200% x Target Bonus

The performance modifiers proportionally increase or decrease between threshold and target levels and between target and maximum levels. There is no funding of the company or an operating division bonus pool for EBITDA performance below the threshold level and therefore no annual award payment made from such pool to pool participants.

A funded bonus pool for the company and operating divisions, which provide 75% of the target bonus for each participant, cannot exceed the lesser of the pool maximum approved by the Compensation

Committee or 200% of the applicable performance pool. The bonus pool for individual performance, which represents 25% of the target bonus for each participant, funds at 100% of target if company EBITDA performance is determined by the committee to be at least at the threshold performance level, and cannot fund greater than 100%. Because the bonus pool for individual performance cannot fund greater than the 100% level, the most that could be paid out by the company pursuant to the annual incentive program is 175% of the aggregate target amount of all bonuses to all participants for the year. If the company had not achieved the company EBITDA threshold performance level, no bonus pool, including the operating division pools and individual pool, would have been funded for the year.

Under our annual cash incentive program, when measuring final EBITDA results for a period relative to the EBITDA targets for the period, the Compensation Committee may make appropriate adjustments to exclude certain events that occur during the performance period, including items the committee determines are extraordinary or otherwise not indicative of the company’s core performance.

Long-Term Incentive Awards

We continued to award long-term incentive awards in the form of RSUs and/or performance shares in 2012. The long-term incentive award granted to eligible employees, excluding our CEO and COO, consisted of:

¡

75% in the form of performance shares that may settle in our shares based on our TSR compared to that of our 2012 peer group during the three-year performance period beginning January 1, 2012, and ending December 31, 2014; and

¡	25% in the form of time-vested RSUs with three-year “cliff” vesting subject to continued employment.

Our CEO and COO received only performance shares to provide them with the highest degree of variable compensation consistent with our philosophy of aligning senior executives pay to the performance of the company and maximizing the link between their pay and stockholder value creation.

In 2012, the guideline long-term incentive award targets for our named executive officers were as follows:

	2012 LTIP Target(1)		2011 LTIP Target(1)
Name(2)	% Amount	$ Amount	% Amount	$ Amount
Gordon L. Jones	200%	$1,640,000	200%	$1,640,000
Linda K. Massman	150%(3)	$787,500	100%	$384,600
Thomas A. Colgrove	80%	$307,680	80%	$307,680
Robert P. DeVleming	80%	$307,680	80%	$307,680
Michael S. Gadd	75%	$229,425	75%	$229,425

(1)	LTIP targets are a percentage of the salary grade midpoint for a named executive officer’s position.

(2)	For purposes of this table, which is to show year-over-year changes or comparisons for our executive officers, we are not including information for John D. Hertz who became our CFO on August 6, 2012, nor for Johnathan D. Hunter, who served as our interim CFO from April 13 to August 5, 2012.

(3)	In connection with Ms. Massman’s becoming President and COO, her LTIP target and midpoint were increased accordingly for 2012.

Long-Term Performance Measures

For the three-year performance period beginning January 1, 2012, and ending December 31, 2014, the relative TSR performance scale and the corresponding number of shares earned as a percentage of target were set by the Compensation Committee as follows:

Performance Level	Total Stockholder Return Percentile Rank (Versus 2012 Peer Group)	Number of Shares Earned (Percentage of Target)
Threshold	33rd Percentile	25% of Target
Target	50th Percentile	100% of Target
Maximum	85th Percentile	200% of Target

The number of performance shares earned for relative TSR performance will proportionately increase or decrease between threshold and target levels and between target and maximum levels. Performance at the 85th percentile would require that we outperform 14 of the 17 members of the peer group companies.

The Compensation Committee believes that for purposes of measuring relative corporate performance for awarding long-term incentives:

¡

the 33rd Percentile is an appropriate “floor” for purposes of setting a minimum standard of performance necessary to earn an award because it is consistent with our philosophy of placing executive officers’ compensation at risk if minimal performance is not achieved;

¡

the 50th Percentile is an appropriate measure for purposes of paying 100% of the target amount because it is consistent with the targeted level of pay provided to our executives based on company performance in comparison to our peers; and

¡

the 85th Percentile is an appropriate measure for purposes of paying 200% of the target amount because it is in line with our philosophy of maintaining fiscal discipline by capping total compensation while also rewarding executives for achieving superior performance.

2012 Peer Group

In consultation with Deloitte, we largely retained the same peer group we used in 2011 because that peer group continues to provide an appropriate range and industry focus for the purposes it serves and also provides consistency in our compensation program. Temple Inland, Inc. was not included in our 2012 peer group as a result of its acquisition by International Paper Corporation, and Verso Paper Corporation was not included due to a significant change in its size relative to the parameters we use in establishing our peer group. We added Kapstone Paper & Packaging Corporation, and Domtar Corporation because of their similar industry focus, market capitalization and revenues. The peer group is used for measuring relative TSR for performance shares, and select companies within the peer group were used for comparing compensation levels. See “2012 Peer Group” table on page 25.

2012 Target Compensation

To better align the goals of our executives with higher levels of responsibility with our short- and long-term business goals, we compensate those executives with a higher proportion of variable compensation. The charts on the following page show the target amounts for salary and annual and long-term incentive awards for our CEO and named executive officers, i.e., the mix of pay.

2012 AIP Awards

Annual cash incentive awards for 2012 were paid as a result of:

¡	the company’s and each operating divisions’ EBITDA performance, as determined by the Compensation Committee; and
¡	each officer’s performance measured against his or her specific individual objectives.

The 2012 target EBITDA, the 2012 EBITDA as determined by the committee, and the corresponding percentage of target award amount for the company and divisional targets were as follows:

Performance Level
	Company(1)	Consumer Products(1)(2)	Pulp & Paperboard(3)
2012 Target EBITDA	$204.7 Million	$121.7 Million	$127.5 Million
2012 EBITDA	$227.8 Million	$148.9 Million	$127.9 Million
Approved Percentage of Target	134%	167%	101%

(1)	For purposes of measuring 2012 EBITDA company performance and consumer products EBITDA performance, the committee excluded $1 million in expenses incurred by the company in connection with the sale of the consumer products legacy Cellu Tissue foam assets and for purposes of 2012 EBITDA company performance also excluded $2 million in expenses incurred in connection with the First Quality/Metso Paper litigation. If these non-recurring expenses had been included in these calculations, company EBITDA performance would have been $224.7 million, resulting in a potential performance modifier of 129% of target, and the consumer products EBITDA performance would have been $147.9 million, resulting in a performance modifier under the annual incentive plan from the consumer products performance pool of 165%. The 2012 EBITDA for the company shown in the table is presented in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, under the heading Earnings Before Interest, Depreciation and Amortization (EBITDA) and Adjusted EBITDA, in our Annual Report on Form 10-K, filed on February 25, 2013, which we refer to as our 10-K, by taking our net earnings, and adding net interest expense, income taxes, depreciation and amortization and $3 million of expenses related to the sale of the foam assets and First Quality/Metso Paper litigation.

(2)	The 2012 EBITDA for our consumer products division as determined by the committee can be calculated from amounts appearing in Note 17 to the audited financial statements in our 10-K, specifically by taking the division’s operating income and adding depreciation and amortization, and $1 million of expenses related to the sale of the foam assets presented in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, under the heading Earnings Before Interest, Depreciation and Amortization (EBITDA) and Adjusted EBITDA in the 10-K.

(3)	The 2012 EBITDA for our pulp and paperboard division as determined by the committee can be calculated from amounts appearing in Note 17 to the audited financial statements in our 10-K, specifically by taking the division’s operating income and adding depreciation and amortization and adding $885 thousand resulting from deferred revenue related to overall company tax planning strategy, as presented in Item 7, Management’s Discussion and Analysis of Financial Conditions and Results of Operations, under the heading Discussion of Business Segments and Pulp and Paperboard. If this non-recurring expense had been included in the calculation, pulp and paperboard EBITDA performance would have been $127 million, resulting in a performance modifier under the annual incentive plan from the pulp and paperboard performance pool of 99%.

2012 AIP Individual Performance

Under our annual incentive plan, 25% of the award for each named executive officer is based upon individual performance. For 2012, the objectives against which each of our named executive officer’s individual performance was evaluated and the outcome of the evaluations were as follows:

Name(1)	Objectives Evaluated	% of Individual Target Amount Awarded	Amount of Individual Performance Award Paid	Total Annual Incentive Award Paid(2)
Gordon L. Jones	• Development of corporate strategic plan • Delivery of net cost synergies from the Cellu Tissue acquisition • Execution of consumer products division expansion within budget and on time • Implementation and effectiveness of safety improvement program • Execution of talent management program and succession planning programs	25%	$210,417	$1,056,300
Linda K. Massman	• Development of corporate strategic plan • Execution of CEO transition • Optimization of business performance including implementation of LEAN initiatives • Implementation and effectiveness of safety improvement program • Execution of talent management program and succession planning programs	25%	$98,438	$494,200
John D. Hertz	• Development of corporate strategic plan • Execution of CFO transition and alignment of finance group with corporate strategy • Development of capital allocation strategy • Execution of investor relations initiatives	25%	$35,208	$176,700

Name(1)	Objectives Evaluated	% of Individual Target Amount Awarded	Amount of Individual Performance Award Paid	Total Annual Incentive Award Paid(2)
Johnathan D. Hunter	• Development of corporate strategic plan • Implementation of department LEAN initiatives and training • Consolidation of accounting operations, and establishment of common processes • Execution of CFO transition • Implementation of talent management program	25%	$24,185	$121,400
Thomas A. Colgrove	• Development of corporate strategic plan • Development of corporate sustainability report • Optimization of division performance and purchasing companywide • Oversight of companywide safety improvement and effectiveness program • Oversight of companywide LEAN initiative implementation	25%	$60,938	$260,700
Robert P. DeVleming	• Development of corporate strategic plan • Delivery of net cost synergies from the Cellu Tissue acquisition • Execution of consumer products division expansion within budget and on time • Implementation and effectiveness of division safety improvement program • Enhanced divisional product quality and customer service	22%	$56,952	$365,200
Michael S. Gadd	• Development of corporate strategic plan • Oversight of litigation and compliance matters • Development and implementation of processes and actions related to Dodd-Frank Act • Oversight of legal aspect of operations integration • Oversight of supply contracts standardization	25%	$44,115	$221,500

(1)	In determining our CEO’s individual performance portion, the Compensation Committee evaluated Mr. Jones’ performance against objectives set at the beginning of 2012. Gordon Jones, our CEO at year-end 2012 and Linda Massman, our CEO beginning January 1, 2013, made recommendations to the Compensation Committee concerning the individual performance portion for each of the other named executive officers taking into account their specific performance against objectives set at the beginning of 2012.

(2)	Includes annual incentive award for company, operating division (if applicable) and individual performance.

Other Compensation Related Matters

Officer Stock Ownership Guidelines and Limitations on Securities Trading

In the interest of promoting and increasing equity ownership by our senior executives and to further align our executives’ long-term interests with those of our stockholders, we have adopted the following stock ownership guidelines:

Title	Value of Clearwater Paper Equity Holdings
Chief Executive Officer	5x Base Salary
Chief Operating Officer	3x Base Salary
Division President	2x Base Salary
Senior Vice President	2x Base Salary

Each executive must acquire, within five years of his or her becoming an executive officer, at least the equity value shown above. Each of our named executive officers has met his or her current equity ownership requirements.

Shares held in a brokerage account, an account with our transfer agent or in our 401(k) Plan, common stock units owned as a result of deferred awards made under our incentive programs, and any vested RSUs all count towards the ownership requirement. Shares subject to unvested RSUs or unearned performance shares, however, do not count toward the ownership guidelines. The value of the shares held by an officer will be measured by the greater of the value of the shares at the (i) time acquired or fully vested or (ii) the applicable annual measurement date, based on the twenty-day average closing price of our stock before that measurement date. The stock ownership of all our named executive officers as of February 28, 2013, is presented on page 15. See “Security Ownership of Certain Beneficial Owners and Management.”

If an executive does not meet his or her ownership requirement or the ownership requirement is not maintained after it is initially met, incentive awards to be made under our annual incentive program are paid 50% in cash and 50% in stock, and any performance share award that is earned, on an after-tax basis, must be retained to the extent necessary to meet the stock ownership guidelines.

Pursuant to our Insider Trading Policy, directors, officers and other employees are prohibited from engaging in short sales of company securities, pledging company securities, purchasing company securities on margin, and engaging in transactions in puts, calls or other derivatives trading on an exchange in regard to company securities.

Executive Severance and Change of Control Plans

The Compensation Committee believes that our Executive Severance Plan, and our Change of Control Plan, which were updated in 2012, provide tangible benefits to the company and our stockholders, particularly in connection with recruiting and retaining executives in a change of control situation. In connection with our updating of these plans, we eliminated excise tax gross-up upon a change of control for all executive officers going forward and decreased the payout multiple for the CEO position upon a change of control. We do not view our change of control benefits or post-termination benefits as core elements of compensation due to the fact that a change of control or other triggering event may never occur. Our objectives in having the Executive Severance Plan and Change of Control Plan are consistent with our compensation objectives to recruit, motivate and retain talented and experienced executives. In addition, we believe these plans provide a long-term commitment to job stability and financial security for our executives and encourages retention of those executives in the face of the uncertainty and potential disruptive impact of an actual or potential change of control. Our change of control policies ensure that the interests of our executives will be materially consistent with the interests of our stockholders when considering corporate transactions and are intended to reassure executives that they will receive previously deferred compensation and that prior equity grants will be honored because decisions as to whether to provide these amounts are not left to management and the directors in place after a change of control. Our change of control and post-termination benefits are not provided exclusively to the named executive officers, but are also provided to certain other management employees. Severance and change of control benefits are discussed in detail on pages 50-57. See “Potential Payments Upon Termination or a Change of Control.”

Section 162(m)

Section 162(m) of the Internal Revenue Code, or the Code, generally disallows a tax deduction to public companies for annual compensation in excess of $1 million paid to the CEO and certain other named executive officers. Companies may deduct compensation above $1 million, however, if it is “performance-based compensation” within the meaning of the Code. While the Compensation Committee considers the effect of this rule in developing and implementing our compensation program, in order to preserve the committee’s flexibility, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). However, our annual incentive program and the performance share award portion of our long-term incentive program are intended to qualify as performance-based compensation. Our stockholders have approved our annual incentive plan and stock incentive plan for purposes of Section 162(m).

In connection with provisions of our equity award agreements, we deferred settlement of the portion of RSUs that vested in 2012 above the $1 million Section 162(m) threshold for our officers subject to Section 162(m). See footnote 2 to the “2012 Stock Vested Table” on pages 45-46 for details.

Tax Gross-Up Policy.     In 2012, we modified our change of control plan to eliminate excise tax “gross-ups” for our executive officers in the event of a change of control as described on pages 52-56. See “Termination in Connection with a Change of Control.”

Salaried Retirement Benefits

Salaried Retirement Plan.    The company sponsors a Salaried Retirement Plan, or Retirement Plan, which provides a pension to salaried employees of Clearwater Paper as of December 15, 2010, including some of our named executive officers. This plan is discussed in detail on pages 47-48. See “Post Employment Compensation.” We closed the Retirement Plan to new participants effective December 15, 2010, and froze the accrual of further benefits for current participants under the plan as of December 31, 2011. In lieu of further accrual of benefits under the Retirement Plan, we are providing enhanced 401(k) contributions that began January 1, 2012, to provide a competitive and sustainable retirement benefit to the prior plan participants and new salaried employees.

401(k) Plan.    Under the Clearwater Paper 401(k) Plan, or the 401(k) Plan, in 2012 we made matching contributions equal to 70% of a salaried employee’s contributions up to 6% of his or her annual cash compensation, subject to applicable tax limitations. Eligible employees who elect to participate in this plan are 100% vested in the matching contributions upon completion of two years of service. All eligible nonunion employees of Clearwater Paper and its subsidiaries, including our named executive officers, are permitted to make voluntary pre-tax and after-tax contributions to the plan, subject to applicable tax limitations. The employee contributions are eligible for matching contributions as described above. Additionally, in connection with our decision to close the Retirement Plan and cease to accrue further benefits for participants under that plan at the end of 2011, beginning in 2012 we began making enhanced contributions to employees’ accounts under the 401(k) Plan of 3.5% of an employee’s eligible annual compensation. Also, in order to transition participating employees who were at least age

45 as of December 31, 2011, from our Retirement Plan to the 401(k) Plan, we will contribute additional amounts for a period of up to 5 years from January 1, 2012, to the employee’s 401(k) Plan account based upon the employee’s age as follows:

Age	% of Compensation
Age 45-49	4.0%

Age 50-54	5.5%

Age 55-59	7.0%

Age 60+	8.5%

Enhanced and transitional contributions are immediately vested. We believe these changes to the 401(k) Plan will maintain the competitive nature of our retirement benefits with our peers and provide the potential for the long-term security of our salaried employees upon retirement.

Supplemental Benefit Plan.    Our Clearwater Paper Salaried Supplemental Benefit Plan, or Supplemental Plan, provides retirement benefits to our salaried employees, including our named executive officers, based upon the benefit formulas of our Retirement Plan and 401(k) Plan. Benefits under the Supplemental Plan are based on base salary and annual bonus, including any such amounts that the employee has elected to defer, and are computed to include amounts in excess of the IRS compensation and benefit limitations applicable to our qualified plans. Otherwise, these benefits are calculated based on the qualified plan formulas and do not augment the normal benefit formulas applicable to our salaried employees. These plans are discussed in detail on page 48. See “Summary of Plan Benefits.”

To appropriately align with the change to the Retirement Plan and the introduction of the enhanced 401(k) Plan benefits, the portion of the Supplemental Plan based on the Retirement Plan benefit formula was frozen as of December 31, 2011. Beginning in 2012, the portion of the Supplemental Plan based on the 401(k) Plan benefit formula was updated to include any enhanced and transitional 401(k) contributions that would exceed the IRS compensation and benefit limits.

Other Benefits

Health and Welfare Benefits. All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Personal Benefits.    We do not provide perquisites or other personal benefits to our officers or senior employees, with the exception of certain relocation expenses and, in 2012, certain legal fees paid on behalf of Ms. Massman by the company in connection with the review of her new employment agreement. Salaried employees, including named executive officers, who participate in our relocation program receive a tax gross-up on certain of the relocation benefits provided. Our health care and other medical insurance programs, as well as the 401(k) Plan, are the same for all U.S.-based salaried employees, including named executive officers.

EXECUTIVE COMPENSATION TABLES

2012 Compensation

2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Gordon L. Jones	2012	$841,667	$0	$1,735,310	$1,056,300	$121,236	$830,775	$4,585,288
Chairman and Chief Executive Officer	2011 2010	$783,333 $691,667	$0 $200,000	$2,362,449 $1,736,972	$756,000 $881,875	$487,359 $307,164	$38,898 $40,358	$4,428,039 $3,858,036

Linda K. Massman(5)	2012	$525,000	$0	$833,250	$494,200	$58,219	$117,094	$2,027,763
President, Chief Operating Officer and Chief Financial Officer	2011 2010	$454,167 $395,833	$0 $95,500	$508,608 $505,547	$295,100 $380,990	$111,912 $70,883	$32,500 $48,514	$1,402,287 $1,497,267

John D. Hertz(5)(6)	2012	$203,077	$0	$902,895	$176,700	-	$408,916	$1,691,588
Senior Vice President, Finance and Chief Financial Officer

Johnathan D. Hunter(5)	2012	$241,854	$0	$81,835	$121,400	$17,208	$25,707	$488,004
Vice President, Controller and Interim Chief Financial Officer

Thomas A. Colgrove	2012	$375,000	$0	$473,364	$260,700	$24,112	$112,622	$1,245,798
Senior Vice President and President Pulp and Paperboard Division	2011 2010	$340,000 $285,007	$0 $25,500	$406,971 $437,925	$320,200 $242,250	$94,494 $48,859	$25,526 $20,196	$1,187,191 $1,059,737

Robert P. DeVleming	2012	$398,333	$0	$315,553	$365,200	$352,691	$73,387	$1,505,164
Senior Vice President and President Consumer Products Division	2011 2010	$375,000 $295,080	$0 $82,500	$406,971 $545,654	$100,900 $115,081	$629,382 $383,704	$24,048 $25,721	$1,536,301 $1,447,740

Michael S. Gadd	2012	$320,833	$0	$352,958	$221,500	$51,212	$56,234	$1,002,737
Senior Vice President, General Counsel and Corporate Secretary	2011 2010	$295,000 $258,340	$0 $135,000	$303,424 $285,509	$159,800 $226,048	$108,199 $44,627	$27,554 $24,328	$893,977 $973,852

(1)	For 2012, this column shows the aggregate grant date fair value of the RSUs granted to all of our named executive officers, excluding our CEO and COO who both did not receive RSUs, and performance shares granted to all of our named executive officers.

In accordance with FASB ASC Topic 718, the grant date fair value reported for all RSUs was computed by multiplying the number of shares subject to the RSU award by the closing price of Clearwater Paper’s stock on the grant date.

The grant date fair values reported for all performance shares were based upon the probable outcome of the TSR performance condition, which amounts were determined consistent with the estimate of the aggregate compensation cost to be recognized over the performance period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The fair value of performance share awards for purposes of estimating compensation cost was calculated using a Monte Carlo simulation model. The assumptions underlying FASB ASC Topic 718 valuations performed are discussed in Note 13 to our audited financial statements included in our 10-K.

Following is the value as of the grant date of the performance shares granted by us in 2011 and 2012, to our named executive officers except for Messrs. Hertz and Hunter who were not named executive officers in 2011, assuming the highest level of TSR performance would have been or will be achieved (resulting in settlement of 200% of the shares subject to the award) in each case based on Clearwater Paper’s closing stock price on the applicable grant date:

Name	Grant Date Value Assuming Highest Level of TSR Performance (Based on Grant Date Stock Price)
Gordon L. Jones
2012 Performance Shares	$3,044,554
2011 Performance Shares	$3,177,614
Linda K. Massman
2012 Performance Shares	$1,461,914
2011 Performance Shares	$558,828
John D. Hertz
2012 Performance Shares	$302,019
Johnathan D. Hunter
2012 Performance Shares	$111,124
Thomas A. Colgrove
2012 Performance Shares	$642,601
2011 Performance Shares	$447,155
Robert P. DeVleming
2012 Performance Shares	$428,401
2011 Performance Shares	$447,155
Michael S. Gadd
2012 Performance Shares	$479,162
2011 Performance Shares	$333,328

(2)	This column shows cash bonuses earned under our annual incentive plan. Annual bonuses relating to performance in 2012 were actually paid in 2013.

(3)	Represents the aggregate annual change in the actuarial present value of accumulated pension benefits under all of our defined benefit and actuarial pension plans. No portion of the amounts shown in this column is attributable to above market or preferential earnings on deferred compensation.

(4)	All other compensation earned or allocated during the fiscal year ending December 31, 2012, is as provided in the table below:

Name	Company Contributions		Relocation Expenses(b)	Tax Gross-up(b)	Other Benefits
	401(k)	Supp 401(k)(a)

Gordon L. Jones	$30,583	$800,192(c)
Linda K. Massman	$29,250	$66,702			$21,142	(d)
John D. Hertz	$10,850	$0	$272,022	$126,044
Johnathan D. Hunter	$19,250	$6,457
Thomas A. Colgrove	$33,000	$79,622
Robert P. DeVleming	$33,000	$40,387
Michael S. Gadd	$29,250	$26,984

(a)	Allocations made under the 401(k) Plan supplemental benefit portion of our Supplemental Plan.

(b)	The relocation expenses and related tax gross-up were paid by the company as part of our salaried employee relocation program which is available to eligible salaried employees (approximately 182 people), including our named executive officers. The relocation program provides for a tax gross-up for reimbursable relocation expenses for all participants and $50,000 towards the loss on sale of a home. Pursuant to the program Mr. Hertz received $72,022 for payment and reimbursement of relocation expenses, and a tax gross up of $126,044 relating to reimbursement of relocation related expenses includible in gross income, and pursuant to the terms of Mr. Hertz’s offer letter, $200,000 towards the loss on the sale of his home.

(c)	Pursuant to Mr. Jones’ employment agreement, includes the sum of $571,953 payable due to his retirement prior to age of 65 to compensate for certain benefits that could not be paid him under the company’s 401(k) Plan.

(d)	Includes $11,142 for legal fees paid on behalf of Ms. Massman by the company in connection with the review of her new CEO employment agreement that became effective January 1, 2013; and a charitable contribution by the company of $10,000 made to the YWCA of Spokane of which Ms. Massman serves as director.

(5)	Ms. Massman served as CFO until April 12, 2012, in addition to her services as Chief Operating Officer. Mr. Hunter served as Interim CFO from April 13, 2012, until August 5, 2012, and Mr. Hertz began serving as our CFO on August 6, 2012.

(6)	Mr. Hertz joined the company on June 28, 2012; his annual salary of $400,000, non-equity incentive plan compensation and performance share award were each pro-rated accordingly. Pursuant to the terms of his offer letter, Mr. Hertz also received an award of 20,000 RSUs which will vest ratably over a four-year period.

Grants of Plan-Based Awards for 2012

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stocks or Units(#)	Grant Date Fair Value
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gordon L. Jones	2/28/2012	$368,229	$841,667	$1,472,917	10,781	43,124	86,248		$1,735,310

Linda K. Massman	2/28/2012	$172,266	$393,750	$689,063	5,176	20,707	41,414		$833,250

John D. Hertz	6/28/2012	$61,614	$140,833	$246,458	1,124	4,497	8,994		$180,959
	6/28/2012							1,499(3)	$50,336
	6/28/2012							20,000(4)	$671,600

Johnathan D. Hunter	2/28/2012	$42,325	$96,742	$169,299	393	1,574	3,148		$63,338
	2/28/2012							524(3)	$18,497

Thomas A. Colgrove	2/28/2012	$106,641	$243,750	$426,563	2,275	9,102	18,204		$366,264
	2/28/2012							3,034(3)	$107,100

Robert P. DeVleming	2/28/2012	$113,276	$258,917	$453,105	1,517	6,068	12,136		$244,176
	2/28/2012							2,022(3)	$71,377

Michael S. Gadd	2/28/2012	$77,200	$176,458	$308,802	1,696	6,787	13,574		$273,109
	2/28/2012							2,262(3)	$79,849

(1)	Actual amounts paid under our annual incentive plan for performance in 2012 were paid in March 2013, and are reflected in the Summary Compensation Table on page 39 in the column titled “Non-Equity Incentive Plan Compensation.” Awards granted under our annual incentive plan include an operational component related to company EBITDA, and in the case of our operating division Presidents divisional EBITDA, so that EBITDA performance accounts for 75%, and an individual performance component, which accounts for 25% of the target bonus measure for 2012. The company and divisional portion of the target annual bonus amount can be up to 200% of target depending on the respective EBITDA performance of the company and the applicable division, but the individual component of the bonus cannot be greater than 100% of target. This results in a cap on what could be paid out equal to 175% of the aggregate target amount for the year. If the company EBITDA threshold target is not met, no participant is eligible to receive a bonus, including the individual bonus component, under our annual incentive plan for that year. The threshold amounts shown in the table assume threshold company performance, threshold divisional performance (if applicable) and 100% of the individual performance component being paid.

(2)	Amounts shown represent performance shares granted for the performance period 2012-2014. Named executive officers’ total long-term incentive grants were in the form of 75% performance shares that may pay out based on our TSR compared to that of our peer group during the three-year performance period, and 25% time-vested RSUs with three-year “cliff” vesting subject to continuing employment (with the exception of Mr. Jones’ and Ms. Massman’s grants, which were in the form of 100% performance shares). The grant date fair value of the performance share awards has been calculated based on the probable outcome of the TSR performance as of the grant date, consistent with FASB ASC Topic 718.

(3)	Amounts represent RSUs with three-year “cliff” vesting described in footnote 2.

(4)	Amounts represent RSUs which will vest ratably over a four-year period.

Compensation of Executive Officers

Gordon L. Jones. For 2012, Mr. Jones had a target annual bonus opportunity of $841,667, or 100% of his actual salary for 2012. He was paid an annual bonus of $1,056,300 for 2012. His bonus could have ranged from zero to 1.75 times the target amount based on company and individual performance criteria established by the Compensation Committee. Mr. Jones also participated in our long-term incentive program on terms established by the committee, and for 2012, he was eligible for a target award of 200% of the midpoint range of his salary grade.

Mr. Jones received other benefits generally available to our officers and other eligible employees including participation in our Supplemental Plan and Retirement Plan. See narrative following the “Pension Benefits Table.”

Pursuant to Mr. Jones’ employment agreement, he was entitled to certain payments upon termination or a change of control. See “Potential Payments Upon Termination or Change of Control-Mr. Jones’ Employment Agreement.” Mr. Jones is prohibited from competing against us or soliciting our or our affiliates’ employees for three years following termination of his employment, and from soliciting customers on behalf of any competitor for one year following termination of his employment.

Linda K. Massman. Pursuant to Ms. Massman’s employment agreement, dated effective November 1, 2011, for her service as President, and COO, her target annual bonus opportunity was 75% of her actual salary for 2012. She was paid an annual bonus of $494,200 for 2012. Her bonus could have ranged from zero to 1.75 times the target amount based on company and individual performance criteria established by the Compensation Committee. Ms. Massman also participates in our long-term incentive program on terms established by the committee, and for 2012, she was eligible for a target award of 150% of the midpoint range of her salary grade.

We entered into a new employment agreement with Ms. Massman effective January 1, 2013, in connection with Ms. Massman’s appointment as President and CEO. Under that agreement, for 2013, Ms. Massman’s target annual bonus opportunity will be 100% of her actual salary and her long-term incentive program target award will be 200% of the midpoint range of her salary grade as CEO.

Ms. Massman receives other benefits generally available to our officers and other eligible employees including participation in our Supplemental Plan and Retirement Plan. See narrative following the “Pension Benefits Table.”

Ms. Massman is entitled to certain payments upon termination or a change of control. See “Potential Payments Upon Termination or Change of Control-Ms. Massman’s Employment Agreement.” Ms. Massman is also prohibited from competing against us or soliciting our or our affiliates’ employees and from soliciting customers on behalf of any competitor for one year following termination of her employment if her employment terminated without cause, or more than twenty-four months after a change of control, or if she terminated her employment for good reason, and for two years following termination of her employment for any other reason.

John D. Hertz. With the exception of Mr. Jones and Ms. Massman, we have not entered into employment agreements with our named executive officers. Pursuant to the terms of the company’s offer letter to Mr. Hertz, his starting salary for 2012 was $400,000 per year and he had a target annual bonus opportunity of $260,000 or 65% of his base salary, which, when pro-rated for his actual days of service was equal to $140,833. Mr. Hertz was paid an annual bonus of $176,700 for 2012. Mr. Hertz also participates in our long-term incentive program on terms established by the committee, and for 2012, was eligible for a target award of 100% of the midpoint range of his salary grade, and received a pro-rated award for his actual days of service with a target value of approximately $192,000. Pursuant to the terms of his offer letter, Mr. Hertz also received an award of 20,000 RSUs which will vest ratably over a four-year period.

The Compensation Committee has reviewed all components of the compensation of Messrs. Jones and Hertz, and Ms. Massman, including base salary, annual incentive award and long-term incentive awards plus the cost to us of any other salaried employee benefits and our projected payout obligations under several potential severance and change of control scenarios. Based on this review, the committee has determined that the total compensation of Messrs. Jones and Hertz, and Ms. Massman, are or were in the aggregate reasonable and not excessive and are consistent with the committee’s evaluation of their performance. The committee also determined, in the case of severance and change of control scenarios, that the potential payouts were appropriate.

2012 Outstanding Equity Awards at Fiscal Year End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1) (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Gordon L. Jones
Performance Share Grant (2012-2014)(4)				43,124	$1,688,736
Performance Share Grant (2011-2013)(4)				10,329	$404,484

Linda K. Massman
Performance Share Grant (2012-2014)				20,707	$810,886
Restricted Stock Units (2011)	2,422	(5)	$94,846
Performance Share Grant (2011-2013)				1,817	$71,134
John D. Hertz
Restricted Stock Units (2012)	1,499	(6)	$58,701
Performance Share Grant (2012-2014)				4,497	$176,103
Restricted Stock Units (2012)	20,000	(7)	$783,200

Johnathan D. Hunter
Restricted Stock Units (2012)	524	(6)	$20,520
Performance Share Grant (2012-2014)				1,574	$61,638
Restricted Stock Units (2011)	472	(5)	$18,484
Performance Share Grant (2011-2013)				354	$13,843
Thomas A. Colgrove
Restricted Stock Units (2012)	3,034	(6)	$118,811
Performance Share Grant (2012-2014)				9,102	$356,434
Restricted Stock Units (2011)	1,938	(5)	$75,892
Performance Share Grant (2011-2013)				1,454	$56,919

Robert P. DeVleming
Restricted Stock Units (2012)	2,022	(6)	$79,182
Performance Share Grant (2012-2014)				6,068	$237,623
Restricted Stock Units (2011)	1,938	(5)	$75,892
Performance Share Grant (2011-2013)				1,454	$56,919
Michael S. Gadd
Restricted Stock Units (2012)	2,262	(6)	$88,580
Performance Share Grant (2012-2014)				6,787	$265,779
Restricted Stock Units (2011)	1,446	(5)	$56,625
Performance Share Grant (2011-2013)				1,084	$42,430

(1)	This column shows RSUs granted in 2011 and 2012. All shares for 2011 grant amounts reflect our 2-for-1 stock split effective August 26, 2011, paid through a stock dividend.

(2)	Values calculated using the $39.16 per share closing price of our common stock on December 31, 2012.

(3)	This column shows performance shares granted for the 2011-2013 and 2012-2014 performance periods, with share amounts shown at 25% of the target based on actual performance for the 2011 grant, and share amounts at 100% of the target based on actual performance for the 2012 grants as of December 31, 2012. All named executive officers’ grants, with the exception of the grants to Mr. Jones and the 2012 grant to Ms. Massman, were in the form of 75% performance shares that may pay out based on our relative TSR compared to our peer group during the three-year performance period and 25% time-vested RSUs with three-year “cliff” vesting subject to continued employment. Mr. Jones’ grants and Ms. Massman’s 2012 grant were in the form of 100% performance shares. Because the performance share awards are for three-year performance periods that end December 31, 2013, and 2014, respectively, the actual number of shares that could be issued upon settlement of these awards may be more or less than the amounts shown in this table. All share amounts for the 2011 grants reflect our 2-for-1 stock split effective August 26, 2011, paid through a dividend.

(4)	Pursuant to the terms of his employment agreement, Mr. Jones’ retirement on December 31, 2012, was treated as normal retirement under our long-term incentive program.

(5)	100% of the shares listed in the table will vest on December 31, 2013.

(6)	100% of the shares listed in the table will vest on December 31, 2014.

(7)	Represents RSUs which will vest ratably over a four-year period.

2012 Stock Vested Table

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)(2)(3)
Gordon L. Jones	76,684	$3,287,733
Linda K. Massman	46,553	$1,830,904
John D. Hertz	N/A	N/A
Johnathan D. Hunter	2,987	$135,280
Thomas A. Colgrove	12,445	$563,609
Robert P. DeVleming	39,651	$1,587,623
Michael S. Gadd	27,426	$1,075,633

(1)

Consists of the gross number of RSUs that vested in 2012 and the gross number of performance shares for the 2010-2012 performance period that were approved for settlement by the Compensation Committee on February 25, 2013. During the three-year performance period for these awards (2010-2012), we had a 51.8% TSR compared to a median TSR for our peer group of

51.3%. This placed us in the 50.5 percentile for performance in our peer group, and resulted in a payout of performance shares equal to 101.4% of target A breakout of the gross number of RSUs and performance shares are as follows:

Name	RSUs	Performance Shares
Gordon L. Jones	31,930	44,754
Linda K. Massman	35,740	10,813
John D. Hertz	N/A	N/A
Johnathan D. Hunter	738	2,249
Thomas A. Colgrove	3,078	9,367
Robert P. DeVleming	27,980	11,671
Michael S. Gadd	21,320	6,106

(2)	Messrs. Jones, DeVleming and Gadd and Ms. Massman had settlements of certain of their vested RSUs mandatorily deferred pursuant to their RSU award agreements. Vested RSUs, a portion of Deferred RSUs, and performance shares that were settled were subject to tax withholding, resulting in the receipt of fewer shares by each named executive officer. The shares withheld for tax purposes and Deferred RSUs were as follows:

Name	Shares Withheld for Tax Purposes	Value of Shares Withheld	Deferred RSUs(a)	Value of Deferred RSUs
Gordon L. Jones	18,716	$854,259	90,021	$3,301,061
Linda K. Massman	7,162	$293,893	43,832	$1,616,173
John D. Hertz	N/A	N/A	N/A	N/A
Johnathan D. Hunter	886	$40,321	N/A	N/A
Thomas A. Colgrove	3,711	$166,397	N/A	N/A
Robert P. DeVleming	8,154	$333,321	27,135	$1,004,600
Michael S. Gadd	7,182	$281,658	14,666	$542,811

(a)	Deferred RSUs include shares that were vested in 2010 and 2011 but not settled until 2012. The Deferred RSUs that vested in prior years were as follows: 63,856 shares for Mr. Jones, 21,460 shares for Ms. Massman, 16,096 shares for Mr. DeVleming, and 12,872 shares for Mr. Gadd. The Deferred RSUs that vested prior to 2012 are not included in the 2012 Stock Vested Table.

Deferred RSUs are entitled to dividend equivalents, if and when dividends are paid, and will be paid out in shares of our common stock upon the earliest of the executive’s termination of employment, the executives termination of status as “covered” employee pursuant to Internal Revenue Code Section 162(m) or the executive’s annual compensation falling below the $1 million dollar ceiling imposed by Section 162(m).

(3)	Value was calculated using per share closing prices of our common stock on the applicable vesting dates for RSUs and as of February 25, 2013, for performance shares.

Post-Employment Compensation

Pension Benefits Table

The table below shows the actuarial present value of each named executive officer’s accumulated benefit payable on retirement under our tax-qualified Retirement Plan and the Retirement Plan supplemental benefit portion of our non-qualified Supplemental Plan.

Name	Plan name	Number of years credited service (1)(#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Gordon L. Jones	Supplemental Plan(2)	3.50	$952,112	$0
	Retirement Plan(3)	3.50	$135,699	$0
Linda K. Massman	Supplemental Plan(2)	3.30	$193,532	$0
	Retirement Plan(3)	3.30	$81,851	$0
John D. Hertz	Supplemental Plan(4)	-	-	-
	Retirement Plan(4)	-	-	-
Johnathan D. Hunter	Supplemental Plan(2)	2.34	$26,285	$0
	Retirement Plan(3)	2.34	$51,870	$0
Thomas A. Colgrove	Supplemental Plan(2)	2.64	$86,755	$0
	Retirement Plan(3)	2.64	$97,286	$0
Robert P. DeVleming	Supplemental Plan(5)	26.82	$262,604	$0
	Supplemental Plan(2)	33.82	$1,196,746	$0
	Retirement Plan(3)	33.82	$1,367,171	$0
Michael S. Gadd	Supplemental Plan(2)	5.84	$113,844	$0
	Retirement Plan(3)	5.84	$148,703	$0

(1)	Years of credited service were frozen as of December 31, 2011. Number of years of credited service prior to December 31, 2011, include years of service with Potlatch Corporation prior to our spin-off from Potlatch Corporation for all eligible employees.

(2)	Salaried Supplemental Benefit Plan. The Retirement Plan supplemental benefit portion of this plan ceased to accrue further benefits for participants as of December 31, 2011.

(3)	Salaried Retirement Plan. This plan was closed to new participants effective December 15, 2010, and ceased to accrue further benefits for participants as of December 31, 2011.

(4)	Mr. Hertz was not a participant in the Retirement Plan and accordingly had no retirement benefits under the Supplemental Plan.

(5)	Supplemental Plan benefit amount for Mr. DeVleming includes a benefit amount transferred from Potlatch supplemental plans.

The following assumptions were made in calculating the present value of accumulated benefits:

¡	discount rate of 4.15% as of December 31, 2012;
¡	retirement at the officer’s first unreduced retirement age, which is either age 62 or age 65 and for Mr. Jones was December 31, 2012;
¡	service as of December 31, 2011;
¡	mortality expectations based on RP-2000 Annuitant Mortality projected to 2019 for calculations as of December 31, 2011, and projected to 2020 for calculations as of December 31, 2012; and
¡	IRS limitations and Social Security covered compensation through December 31, 2011.

Summary of Plan Benefits: Full-time Clearwater Paper salaried employees, including our named executive officers, who were employed by us as of December 15, 2010, are eligible for the Retirement Plan. For purposes of calculating the Retirement Plan benefit, earnings include base salary and annual incentive awards. Benefits paid under the Retirement Plan are calculated as follows:

Benefit	Monthly Benefit Amount
Normal Retirement Benefit (employee is age 65 or older when benefits commence):	Final average earnings (1) times 1%, times years of service (2) Plus Final average earnings (1) in excess of Social Security Benefit Base (3), times 0.5%, times years of service (up to 35)(2)
Early Retirement Benefit (employment terminates after age 55 with 10 or more years of service):	Normal Retirement Benefit is reduced 5/12 of 1% (5% per year) for benefit commencement prior to age 62

(1)	Average monthly earnings, based on highest consecutive 60 months of final 120 months as of December 31, 2011.

(2)	Years of service are frozen as of December 31, 2011.

(3)	Social Security Benefit Base for 2011 was $106,800 ($8,900 monthly)

Retirement Plan benefits vest upon the earlier of five years of service or age 65. Participants may select among various annuity forms for the payment of benefits. Benefits with an actuarial present value less than $5,000 are paid in a lump sum.

The Supplemental Plan provides benefits based on the same formula as the Retirement Plan, but makes up benefits lost due to Internal Revenue Code (IRC) limits and due to annual incentive award deferrals. Supplemental Plan benefits are offset by Retirement Plan benefits.

For example: if an executive earned $300,000 in 2011, the Retirement Plan includes pay up to $245,000 (IRC compensation limit in 2011) in the benefit formula, and the Supplemental Plan includes pay in excess of $245,000 in the formula.	$300K Total Pay	{	$55K – Covered by Suppl. Plan
$245K - Covered by Retirement Plan

Retirement Plan participants whose annual earnings or annual benefit under the Retirement Plan exceeded the IRC maximum or who elected to defer annual incentive awards were eligible to participate in the Supplemental Plan. Supplemental Plan benefits vest in the same manner as Retirement Plan benefits; however, Mr. Jones’ benefits became fully vested following the 2008 spin-off from Potlatch. Supplemental Plan benefits commence the later of termination of employment or the year after the employee turns 55. Benefits are paid in one of the annuity forms available under the Retirement Plan, except that benefits with total actuarial present value of $50,000 or less are paid in a lump sum. Benefit payments to “key employees,” as defined under the Internal Revenue Code, are delayed for a minimum of six months following separation from service.

2012 Nonqualified Deferred Compensation Table

The table below shows deferred compensation of the named executive officers, including mandatory deferral of RSUs and the fiscal year contributions made by or on their behalf under the 401(k) Supplemental Benefit portion of our nonqualified Supplemental Plan.

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (12/31/12) ($)(3)
Gordon L. Jones	$3,301,061	(4)	$800,192	$1,871	$0	$4,190,804
Linda K. Massman	$1,616,173	(5)	$66,702	$1,188	$0	$1,739,724
John D. Hertz	$0		$0	$0	$0	$0
Johnathan D. Hunter	$0		$6,457	$1,033	$0	$16,089
Thomas A. Colgrove	$0		$79,622	$36,575	$0	$408,616	(6)
Robert P. DeVleming	$1,004,600	(7)	$40,387	$1,319	$0	$1,506,389
Michael S. Gadd	$542,811	(8)	$26,984	$739	$0	$680,665

(1)	Amounts shown in the Registrant Contributions column above are also included in the “All Other Compensation” column in the 2012 Summary Compensation Table.

(2)	None of the Aggregate Earnings reported in this Table are included in the 2012 Summary Compensation Table in this proxy for the 2012 fiscal year as they do not represent above-market preferential earnings.

(3)	The following amounts included in the Aggregate Balance column above have been reported as compensation to the named executive officers in the Summary Compensation Tables for previous fiscal years:

Name	Amount
Gordon L. Jones	$83,115
Linda K. Massman	$54,050
John D. Hertz	$0
Johnathan D. Hunter	$0
Thomas A. Colgrove(a)	$164,863
Robert P. DeVleming	$439,876
Michael S. Gadd	$109,384

(a)	This amount includes a deferral by Mr. Colgrove of 50%, or $142,504, of his 2010 salary, which was reported in the 2010 Summary Compensation Table.

(4)	This contribution represents a mandatory deferral of 90,021 RSUs pursuant to Mr. Jones’ RSU award agreement which is reported in note 2 to the 2012 Stock Vested Table. These deferred stock units are entitled to dividend equivalents, if and when dividends are paid.

(5)	This contribution represents a mandatory deferral of 43,832 RSUs pursuant to Ms. Massman’s RSU award agreement which is reported in note 2 to the 2012 Stock Vested Table. These deferred stock units are entitled to dividend equivalents, if and when dividends are paid.

(6)	This aggregate balance includes a deferral by Mr. Colgrove of 100%, or $122,783, of his 2009 annual incentive award, which was payable in 2010.

(7)	This contribution represents a mandatory deferral of 27,135 RSUs pursuant to Mr. DeVleming’s RSU award agreement which is reported in note 2 to the 2012 Stock Vested Table. These deferred stock units are entitled to dividend equivalents, if and when dividends are paid.

(8)	This contribution represents a mandatory deferral of 14,666 RSUs pursuant to Mr. Gadd’s RSU award agreement which is reported in note 2 to the 2012 Stock Vested Table. These deferred stock units are entitled to dividend equivalents, if and when dividends are paid.

In addition to the retirement benefits described above, the Supplemental Plan provides benefits to supplement our Clearwater Paper 401(k) Plan to the extent that an employee’s “company contributions” or “allocable forfeitures” in the Clearwater Paper 401(k) Plan are reduced due to IRC limits or because the employee has deferred an annual incentive plan award. Supplemental Plan contributions equal the difference between the company contributions and allocable forfeitures actually allocated to the employee under the Clearwater Paper 401(k) Plan for the year and the company contributions and allocable forfeitures that would have been allocated to the employee under the Clearwater Paper 401(k) Plan if the employee had deferred 6% of his or her earnings determined without regard to the IRC compensation limit ($250,000 in 2012) and without regard to deferral of any annual incentive plan award. At the participant’s election, contributions may be deemed invested in various funds available under the Clearwater Paper 401(k) Plan. Participants vest in this Supplemental Plan benefit upon the earliest of two years of service, attainment of age 65 while an employee, or total and permanent disability. Participants may elect to have benefits paid in a lump sum or in up to 15 annual installments; however, balances that are less than the annual 401(k) contribution limit ($17,000 in 2012) at the time the employee separates from service are paid in a lump sum. Benefits commence in the year following the year of separation from service. Benefit payments to “key employees,” as defined under the IRC, are delayed for a minimum of six months following separation from service.

Certain employees, including the named executive officers, who earn an annual incentive plan award may defer between 50% and 100% of the award under the Management Deferred Compensation Plan. Eligible employees may also elect to defer up to 50% of base salary into the plan. At the participant’s election, deferrals may be deemed invested in a stock unit account, investments available under the Clearwater Paper 401(k) Plan, or a combination of these investment vehicles. No cash is actually invested in these vehicles, rather a participant is credited for the deferred amount which is then tracked as if the amount were actually invested in company common stock or in funds available under the Clearwater Paper 401(k) Plan. If stock units are elected, dividend equivalents are credited to the units. Deferred amounts are 100% vested at all times.

Potential Payments Upon Termination or Change of Control

Severance Programs for Executive Employees

Our Executive Severance Plan (the “Severance Plan”) and Change of Control Plan provide severance benefits to our named executive officers and certain other employees. Benefits are payable under the Severance Plan in connection with a termination of the executive officer’s employment with us and under the Change of Control Plan in connection with a change of control.

Termination Other Than in Connection with Change of Control.    The following table assumes a termination of employment occurred without cause or for good reason on the part of the officer and does not include termination as a result of death, disability, or retirement. The table sets forth the severance benefits payable to each of our named executive officers under our Severance Plan if the named executive officer’s employment is terminated in the circumstances described below, except, as noted, for those severance benefits of Mr. Jones and Ms. Massman that have been modified in accordance with his or her respective employment agreement. The following table assumes a termination of employment occurred on December 31, 2012.

Name	Cash Severance Benefit	Pro-Rata Annual Bonus	Value of Equity Acceleration(1)	Benefit Continuation	Total
Gordon L. Jones(2)(3)	$425,000	$841,667	$3,306,670	$6,184	$4,579,521
Linda K. Massman(4)	$525,000	$225,000	$523,217	$7,903	$1,281,120
John D. Hertz	$200,000	$140,833	$0	$3,206	$344,039
Johnathan D. Hunter	$121,613	$96,742	$0	$7,682	$226,037
Thomas A. Colgrove	$190,000	$243,750	$0	$5,418	$439,168
Robert P. DeVleming(3)	$400,000	$258,917	$620,373	$15,612	$1,294,902
Michael S. Gadd	$162,500	$176,458	$0	$7,745	$346,703

(1)	Our named executive officers are not entitled to accelerated vesting or other acceleration of equity awards in connection with a termination of employment except (a) for Mr. DeVleming, who is eligible for early retirement; (b) as provided for in Mr. Jones’ and Ms. Massman’s respective employment agreements in effect on December 31, 2012; (c) for a termination of employment in connection with death, disability or retirement described below in the table titled “Other Potential Payments Upon Termination”; and (d) in connection with a change of control related triggering event. All equity awards have been calculated using the company’s closing stock price of $39.16 on December 31, 2012, and assumed performance at target for outstanding performance share awards. Based on actual performance ending December 31, 2012, outstanding performance share awards would be settled at 25% of target for 2011-2013 awards and 100% of target for 2012-2014 awards.

(2)	Pursuant to Mr. Jones’ employment agreement, if his employment was terminated for any reason on or after December 31, 2012, other than death, disability or misconduct, and provided Mr. Jones complies with the restrictive covenants set forth in the employment agreement, his termination is to be treated as a normal retirement under our annual incentive program and long-term incentive program even though he had not reached normal retirement age at that time. Mr. Jones’ employment agreement is discussed below under “Mr. Jones’ Employment Agreement.”

(3)	Because of their eligibility to be treated as having normally retired or for early retirement, respectively, Messrs. Jones and DeVleming would each be entitled to earn a settlement of performance shares, paid at the end of the performance period based on actual performance, and a settlement of outstanding RSUs previously granted.

(4)	Pursuant to Ms. Massman’s employment agreement in effect on December 31, 2012, if her employment terminated for any reason, other than death, disability or misconduct or if she terminated her employment for good reason, and provided she complied with the restrictive covenants set forth in her employment agreement, Ms. Massman would have received a pro-rated settlement of performance share awards paid at the end of the performance period based on actual performance and pro-rated vesting of restricted stock unit awards. Ms. Massman’s performance shares and RSUs would have been pro-rated based upon the number of months completed in the applicable performance or vesting period as of the date of her termination divided by the total number of months in such performance or vesting period. Additionally, pursuant to her employment agreement, she would have received a cash severance payment equal to one year of base compensation from the date of her separation from service plus $225,000 in lieu of any annual bonus for the termination year under the applicable bonus plan. Her employment agreement is discussed below under “Ms. Massman’s Employment Agreement.”

Under the Severance Plan, benefits are payable to an executive officer when his or her employment terminates in the following circumstances (each a “Severance Termination Event”):

¡	Involuntary termination of the executive’s employment for any reason other than death, disability or cause; or
¡	Voluntary termination of the executive’s employment upon one of the following events (provided a notice is given by the executive within 90 days of the event):
¡	a change in the executive’s duties or responsibilities that results in a material diminution in his or her position or function, other than a change in title or reporting relationships;
¡

a 10% or greater reduction in his or her base salary, target bonus opportunity, or target long-term incentive opportunity, other than in connection with an across-the-board reduction applicable to other senior executives;

¡	a relocation of the executive’s business office to a location more than 50 miles from the location at which he or she performs duties, other than for required business travel; or
¡	a material breach by the company or any successor concerning the terms and conditions of the executive’s employment.

In addition, no severance benefits are payable in connection with termination of employment due to an asset sale, spin-off or joint venture if the executive continues employment with or is offered the same or better employment terms by the purchaser, spun-off company or joint venture.

Upon the occurrence of a Severance Termination Event, the following severance benefits are payable to the executive officer except for Ms. Massman as noted above:

¡

A cash payment equal to three weeks of the executive’s base compensation, determined as of the date of the termination or at the rate in effect when the executive’s base compensation was materially reduced, whichever produces the larger amount, for each full year of service, referred to as the Severance Pay Period. The minimum period is six months of base compensation and the maximum is one year;

¡

Continued eligibility for an annual incentive award for the fiscal year of termination, determined under the terms and conditions of the annual incentive plan and pro-rated for the number of days during the fiscal year in which the executive was employed;

¡

Continued group health plan coverage as required by law (COBRA), with reimbursement of COBRA premium payments up to the amount paid by the company for the same coverage for its active senior executives until the end of the Severance Pay Period or, if earlier, the date the executive begins new employment; and

¡	Continued basic life insurance coverage until the end of the Severance Pay Period or, if earlier, the date the executive begins new employment.

Termination in Connection with a Change of Control.    The following table sets forth the benefits payable to each of our named executive officers under the Change of Control Plan upon a termination of employment in connection with a change of control, except for Mr. Jones and Ms. Massman to the extent their benefits listed below are paid in accordance with his or her respective employment agreement as discussed below. In 2012, we eliminated tax gross-ups for payments made in connection with a change of control for all of our executive officers. The following table assumes the termination of employment and a change of control each occurred on December 31, 2012.

Name	Cash Severance Benefit	Pro-Rata Annual Bonus	Value of Equity Acceleration(1)	Benefit Continuation	Enhancement of Retirement Benefits	Total
Gordon L. Jones(2)	$3,101,390	$841,667	$3,306,670	$22,676	$0	$7,272,403
Linda K. Massman	$2,296,875	$393,750	$1,190,268	$39,514	$155,291	$4,075,698
John D. Hertz	$1,330,418	$140,833	$1,018,003	$16,028	$3,626	$2,508,908
Johnathan D. Hunter	$849,918	$96,742	$156,013	$38,411	$45,939	$1,187,023
Thomas A. Colgrove	$1,559,375	$243,750	$778,814	$27,090	$147,729	$2,756,758
Robert P. DeVleming	$1,647,293	$258,917	$620,373	$39,030	$0	$2,565,613
Michael S. Gadd	$1,253,645	$176,458	$580,704	$38,726	$0	$2,049,533

(1)	For purposes of calculating the value of equity acceleration in the table above, all equity awards were calculated using the company’s closing stock price of $39.16 on December 31, 2012, and assumed performance at target for outstanding performance share awards. Based on actual performance ending December 31, 2012, outstanding performance share awards would be settled at 25% of target for 2011-2013 awards and 100% of target for 2012-2014 awards.

Under the award agreement relating to our performance shares, upon a change of control a portion of the award based on our actual performance, pro-rated based on the number of complete months that have lapsed in the first twelve months of the performance period, is deemed payable and dividend equivalents, if any, are calculated on the pro-rated actual number of shares. Under the award agreement, if the holder’s employment is terminated by us without cause or by the holder for good reason within one month prior to, or 24 months after, a change of control, the RSU will fully vest unless the change of control occurs during the first year of the vesting period. If the change of control and “double trigger” event occur in the first year of the vesting period, a pro-rated portion of the RSU based on the number of complete months that have lapsed in the first twelve months of the vesting period is deemed payable. All share amounts and values reflect our 2-for-1 stock split effective August 26, 2011, paid through a stock dividend.

(2)	Because Mr. Jones’ was 22 months from reaching age 65, his cash severance benefit and enhancement of retirement benefits would have been subject to downward adjustment.

Under the Change of Control Plan, benefits are payable to each of our executive officers upon a change of control. In general, a change of control is one or more of the following events: (1) any person acquires more than 30% of the company’s outstanding common stock; (2) certain changes are made to the composition of our Board; (3) certain transactions occur that result in our stockholders owning 50% or less of the surviving corporation’s stock; or (4) a sale of all or substantially all of the assets of the company or approval by our stockholders of a complete liquidation or dissolution of the company.

A change of control event does not occur upon the approval of stockholders of a merger, consolidation or sale transaction alone, but rather consummation of such a triggering event is also required.

Under the Change of Control Plan, benefits are payable to an executive officer when his or her employment terminates within two years following a change of control event in the following circumstances (each a “Change of Control Termination Event”):

¡	Involuntary termination of the executive’s employment for any reason other than death, disability or cause; or

¡	Voluntary termination of the executive’s employment upon one of the following events (provided a notice is given by the executive within 90 days of the event):
¡	a change in the executive’s duties or responsibilities that results in a material diminution in his or her position or function, other than a change in title or reporting relationships;
¡

a 10% or greater reduction in his or her base salary, target bonus opportunity, or target long-term incentive opportunity, other than in connection with an across-the-board reduction applicable to other senior executives;

¡	a relocation of the executive’s business office to a location more than 50 miles from the location at which he or she performs duties, other than for required business travel;
¡	a failure by Clearwater Paper or any successor to provide comparable, aggregate benefits; or
¡	a material breach by Clearwater Paper or any successor concerning the terms and conditions of the executive’s employment.

Upon the occurrence of a Change of Control Termination Event, the following severance benefits are payable to executives:

¡

A cash benefit equal to the executive’s base compensation plus his or her base compensation multiplied by his or her target bonus percentage, determined as of the date of the termination or at the rate in effect when the executive’s base compensation was materially reduced, whichever produces the larger amount, multiplied by 2.5. The cash benefit is subject to a downward adjustment if the executive separates from service within thirty months of his or her 65th birthday;

¡

An annual incentive award for the fiscal year of termination, determined based on the executive’s target bonus and pro-rated for the number of days during the fiscal year in which the executive was employed;

¡	Continued group health plan coverage for 2.5 years, or, if less, the period until the executive begins new employment, referred to as the Benefits Period, or such other period required by COBRA;
¡	Reimbursement of COBRA premium payments during the Benefits Period up to the amount paid by the company for the same coverage for its active senior executives;
¡	Continued basic life insurance coverage for the Benefits Period;
¡

A lump sum cash benefit equal to the value of that portion of the executive’s account in the 401(k) Plan which is unvested and the unvested portion, if any, of the executive’s “401(k) Plan supplemental benefit” account under the Supplemental Plan; and

¡

A lump sum cash benefit equal to the present value of the executive’s “normal retirement benefit” and “retirement plan supplemental benefit” determined under the Retirement Plan and Supplemental Plan, respectively, if the executive is not entitled to a vested benefit under the Retirement Plan at the time he or she separates from service.

In the event an executive’s severance or change of control payments are subject to an excise tax, he or she will receive whichever provides the greater “after-tax” benefit – either the full amount of the change of control payments or an amount that has been reduced to a point where such payments are not subject to an excise tax.

Mr. Jones’ Employment Agreement

We entered into a three-year employment agreement with Mr. Jones, our CEO, effective as of December 16, 2011. Mr. Jones also participated in the Severance Plan and Change of Control Plan. Because Mr. Jones retired on December 31, 2012, we discuss the provisions of his employment agreement that applied to his retirement.

Termination for Any Reason other than Death, Disability or Misconduct.     Mr. Jones’ retirement on December 31, 2012, provided that he complies with the restrictive covenants set forth in his employment agreement, was treated as a normal retirement under our annual incentive program and long-term incentive program even though he had not reached normal retirement age at that time.

Termination prior to Age 65.     Mr. Jones was entitled to participate in all of our employee benefit plans and programs on substantially the same terms and conditions as other senior executives, except that he will receive an additional benefit under our Supplemental Plan even though his employment terminated before he reached age 65, as follows: (i) he will receive any benefit he has accrued under the Retirement Plan that he would otherwise have to forfeit because he is not fully vested under the Retirement Plan at the time his employment terminated; (ii) he will be entitled to payment or commencement of payment of the benefit he has accrued under the Retirement Plan and the Retirement Plan portion of the Supplemental Plan, without actuarial reduction for commencement prior to age 65; and (iii) he will receive payment in a lump sum of the additional benefit he would have accrued under the 401(k) Plan and the 401(k) plan portion of the Supplemental Plan as if he had continued employment until he reached age 65. These additional benefits will be paid provided Mr. Jones complies with the restrictive covenants set forth in his employment agreement.

In order to be entitled to receive any separation payments, Mr. Jones agreed to covenants prohibiting disclosure of confidential information, solicitation of customers and employees and engaging in competitive activity.

Ms. Massman’s Prior Employment Agreement and New Employment Agreement.

We entered into an employment agreement, the COO Agreement, with Ms. Massman, in connection with her becoming our President and COO, effective as of November 1, 2011. We also entered into a new employment agreement, the CEO Agreement, with Ms. Massman in connection with her becoming our President and CEO, effective January 1, 2013. Ms. Massman does not participate in the Severance Plan and Change of Control Plan.

Termination for Any Reason other than Death, Disability or Misconduct or Termination for Good Reason or in a Change of Control.

Ms. Massman’s COO Agreement.

Pursuant to Ms. Massman’s COO Agreement, if her employment terminated for any reason other than misconduct, death, disability, or retirement, or in a change of control, or if she terminated her employment for good reason, she would have received (i) a cash severance payment equal to one year of base compensation from the date of her separation from service plus $225,000 in lieu of any annual bonus for the termination year under the applicable bonus plan; (ii) a pro-rated settlement of performance share awards based on the company’s actual performance; (iii) a pro-rated vesting of restricted stock unit awards; and (iv) her performance shares and RSUs would have been pro-rated based upon the number of months completed in the applicable performance or vesting period as of the date of her termination divided by the total number of months in such performance or vesting period.

Ms. Massman’s CEO Agreement.

Pursuant to Ms. Massman’s CEO Agreement, if her employment terminates on or after January 1, 2013, for any reason other than misconduct, death, disability, or retirement, or in a change of control, or if she terminates her employment for good reason, she would receive (i) a cash severance payment equal to one year of base compensation; (ii) a pro-rated annual bonus for the termination year under the applicable bonus plan based on company actual performance; (iii) a pro-rated portion of her RSU award that was granted upon her becoming CEO (the “RSU Award”); and (iv) one year of continued health and welfare benefit coverage. If Ms. Massman is terminated within two years of a change of control, she will receive (i) a cash severance payment equal to 2.5 times her then current base salary plus target annual incentive bonus; (ii) a pro-rated annual bonus for the termination year under the applicable bonus plan at her target amount; (iii) full vesting of the RSU Award; and (iv) 2.5 years of continued health and welfare benefit coverage.

In order to be entitled to receive any separation payments, Ms. Massman agreed to covenants prohibiting disclosure of confidential information, solicitation of customers and employees and engaging in competitive activity.

Other Potential Payments Upon Termination

In addition to those termination situations addressed above, named executive officers or their beneficiaries are entitled to certain payments upon death, disability or retirement.

For annual RSU awards, upon death, disability or retirement, a pro-rated portion of the initial share grant plus dividend equivalents, if any, would be paid at the end of the full three-year vesting period, based on the ratio of the number of calendar months the holder was employed during the calendar year in which the award is granted to twelve months.

With respect to performance shares, if the holder’s employment terminates during the first year of the performance period because of death, disability, or retirement, the holder, or his or her beneficiary, is entitled to a pro-rated number of the performance shares subject to the award. The pro-rated number of performance shares earned will be determined at the end of the performance period based on the ratio of the number of completed calendar months the holder is employed during the year in which the award is granted to twelve months. The pro-rated number of performance shares, plus dividend equivalents, if any, that would have been paid on the shares earned had the recipient owned the shares during the pro-rated period, are paid at the end of the applicable performance period. If the holder’s employment terminates after the first year of the performance period because of death, disability or retirement, the holder’s performance shares will not be prorated and the holder will be entitled to receive shares as though his or her employment had not terminated.

The following table summarizes the value as of December 31, 2012, that our named executive officers who were employed at such time would be entitled to receive assuming the respective officer’s employment terminated on that date, in connection with death, disability or retirement. No named executive officer employed on such date was eligible for retirement, with the exception of Mr. Jones pursuant to the terms of his employment agreement, and Mr. DeVleming who was eligible for early retirement under the Retirement Plan as of December 31, 2012: as a result, the amounts shown for the other named executive officers in the table reflect amounts they would be entitled to receive in connection only with death or disability.

Name	Cash Severance Benefit	Pro-Rata Annual Bonus(1)	Value of Equity Acceleration(2)	Benefit Continuation	Total
Gordon L. Jones	$0	$841,667	$3,306,670	$0	$4,148,337
Linda K. Massman	$0	$393,750	$1,190,268	$0	$1,584,018
John D. Hertz	$0	$140,833	$1,018,003	$0	$1,158,836
Johnathan D. Hunter	$0	$96,742	$156,013	$0	$252,755
Thomas A. Colgrove	$0	$243,750	$778,814	$0	$1,022,564
Robert P. DeVleming	$0	$258,917	$620,373	$0	$879,290
Michael S. Gadd	$0	$176,458	$580,704	$0	$757,162

(1)	All named executive officers are entitled to a payment of the pro-rata portion of their bonus, based on the company’s actual performance. As the termination event for purposes of this table is deemed to occur on December 31, 2012, and performance is not determinable on that date, the bonus represented in the table reflects the “target” bonus opportunity. The payout would occur at the same time as for other participants.

(2)	For purposes of calculating the value of equity acceleration in the table above, all equity awards were calculated using the company’s closing stock price of $39.16 on December 31, 2012, and assumed performance at target for outstanding performance share awards. Based on actual performance ending December 31, 2012, outstanding performance share awards would be settled at 25% of target for 2011-2013 awards and 100% of target for 2012-2014 awards.

Additional Termination or Change of Control Payment Provisions

Annual Incentive Plan.     In the event of a change of control, each participant under our annual incentive plan, including the named executive officers, is guaranteed payment of his or her pro-rated “standard bonus” for the year in which the change of control occurs provided certain other events occur in connection with the participant. With respect to any award earned for the year prior to the year in which the change of control occurs, the participant is guaranteed payment of his or her award based on the performance results for the applicable year. The definition of “change of control” for purposes of our annual incentive plan is substantially similar to the definition of “change of control” described above with respect to the Change of Control Plan, and like certain other benefits under that plan requires a double trigger. Additionally, under our annual incentive plan, upon the death or disability of a participant, the participant or his or her beneficiary or estate, is entitled to a pro-rata portion of the annual bonus based on our actual performance.

Benefits Protection Trust Agreement.     We have entered into a Benefits Protection Trust Agreement, or Trust, which provides that in the event of a change of control the Trust will become irrevocable and within 30 days of the change of control we will deposit with the trustee enough assets to ensure that the total assets held by the Trust are sufficient to cover any anticipated trust expenses and to guarantee payment of the benefits payable to our employees under our Supplemental Plan; Annual Incentive Plan; Severance Plan; Change of Control Plan; Management Deferred Compensation Plan; Deferred Compensation Plan for Directors; the Salaried Severance Plan; Mr. Jones’ Employment Agreement; Ms. Massman’s Employment Agreement and certain agreements between us and certain of our former employees. At least annually, an actuary will be retained to re-determine the benefit commitments and expected fees. If the Trust assets do not equal or exceed 110% of the re-determined amount, then we are, or our successor is, obligated to deposit additional assets into the Trust.

COMPENSATION OF DIRECTORS

Our Nominating Committee reviews and makes recommendations to our Board concerning director compensation. Similar to our philosophy regarding executive compensation, our philosophy regarding director compensation is to provide our directors a fair compensation package that is tied to the services they perform as well as to the performance of the company, with the objective of recruiting and retaining an outstanding group of directors.

The Nominating Committee, pursuant to the authority granted under its charter, engages Deloitte to advise it on director compensation matters. Deloitte’s assessment was taken into consideration in establishing our current director compensation, which is targeted to be at the median of compensation paid by comparable companies.

2012 Compensation of Non-Employee Directors

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Fredric W. Corrigan	$77,500	$93,661	-	$171,161
Boh A. Dickey	$108,750	$93,661	$1,500	$203,911
William D. Larsson	$84,125	$93,661	$1,500	$179,286
Michael T. Riordan	$75,875	$93,661	-	$169,536
William T. Weyerhaeuser(4)	$85,000	$93,661	-	$178,661

(1)	Represents annual retainer fees for 2012, as well as any amounts earned for service as Vice Chair or committee Chair and meeting attendance fees.

(2)	This column shows the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of stock units granted in 2012. In accordance with FASB ASC Topic 718, the grant date fair value reported for all stock units was computed by multiplying the number of stock units by the closing price of our stock on the grant date. The aggregate number of vested and unvested phantom common stock units credited for service as a director outstanding as of December 31, 2012 for each non-employee director was as follows: Mr. Corrigan—43,307 units; Mr. Dickey—44,019 units; Mr. Larsson—44,019 units; Mr. Riordan—44,019 units; and Mr. Weyerhaeuser—62,144 units.

(3)	In 2012, we made two $1,500 donation matches under our Matching Gifts to Education Program, which matches contributions of up to $1,500 per year made by our directors, based upon Mr. Dickey’s and Mr. Larsson’s respective contributions to eligible educational institutions.

(4)	In 2012, Mr. Weyerhaeuser deferred his fees pursuant to our Deferred Compensation Plan for Directors. In connection with these deferrals, we credited 2,333.72 stock units to Mr. Weyerhaeuser’s account. Such amounts were determined separately for each fee payment, which consisted of quarterly meeting fees and pro-rata payments of annual director and Compensation Committee Chair retainer fees, by dividing the aggregate fee amount due by the applicable per share closing stock price pursuant to the plan. These stock units are represented in Mr. Weyerhaeuser’s fees earned or paid in cash described in footnote 1 above. Mr. Weyerhaeuser served as Chair of our Compensation Committee for a portion of 2012.

During 2012, one of our directors, Gordon L. Jones, also served as our CEO. As a result, he did not receive compensation for his services as a director during 2012. The compensation received by Mr. Jones is shown in the 2012 Summary Compensation Table provided elsewhere in this proxy statement.

Retainer and Fees

Our outside directors are paid cash compensation at the following rates:

Annual retainer fee	$45,000
Annual retainer fee for Chair or Vice Chair of the Board	$22,500
Annual retainer fee for Chair of the Audit Committee	$15,000
Annual retainer fee for Chair of the Compensation Committee	$10,000
Annual retainer fee for Chair of the Nominating and Governance Committee	$7,500
Attendance fee for each Board meeting	$1,500
Attendance fee for each committee meeting	$1,500

We also reimburse directors for their reasonable out-of-pocket expenses for attending Board and committee meetings as well as educational seminars and conferences.

Directors may defer receiving all or any portion of their fees under the terms of our Deferred Compensation Plan for Directors, or Directors Plan. When a director elects to defer fees, he or she must elect a payment date or dates for the deferred amount and elect to have the deferred fees converted into phantom common stock units or, if not converted, then credited with annual interest at 120% of the long-term applicable federal rate published by the Internal Revenue Service, with quarterly compounding. The common stock units are credited with amounts in common stock units equal in value to any dividends that are paid on the same amount of common stock. Upon separation from service as a director, the common stock units credited to the director are converted to cash based upon the then market price of the common stock and then paid to the director.

Long-Term Incentive Awards.     In May 2012, each of our outside directors received an annual equity award of $90,000 that vests after one year of service. These annual awards were granted in the form of phantom common stock units. The number of phantom common stock units actually awarded was determined by dividing $90,000 by the average closing price of a share of our common stock over a twenty-day period that ended on the date of the grant. The common stock units awarded are credited with additional common stock units equal in value to any dividends that are paid on the same amount of common stock. Upon separation from service as a director, the common stock units credited to the director are converted to cash based upon the then market price of the common stock and then paid to the director.

Other Benefits.     Directors and their spouses are also eligible to participate in our Matching Gifts to Education Program, which matches contributions of up to $1,500 per year to eligible educational institutions. In 2012, we made two matching donations, each for $1,500, under this program.

Director Stock Ownership Guidelines and Limitations on Securities Trading.     In the interest of promoting and increasing equity ownership by our directors and to further align our directors’ long-term interests with those of our stockholders, we have adopted stock ownership guidelines. Each director must acquire and hold by February 28, 2014, or within five years of becoming a director, Clearwater Paper Corporation stock with a value of at least $220,000. To meet the requirements, a director must increase his or her stock holdings in the first two-years he or she is subject to the guidelines to 40% of the applicable guideline value, and each year thereafter by at least 20% of the value until at least the minimum value is acquired. Shares held in a brokerage account, an account with our transfer agent, or in the form of vested common stock units owned as a result of deferred director fees or annual equity awards paid under our company plans, all count towards the ownership requirement. The value of the shares held by a director will be measured by the greater of the value of the shares at (i) the time acquired or vested or (ii) the applicable annual measurement date, based on the twenty-day average closing price of our stock before that measurement date. Each of our directors is in compliance with his or her current equity ownership requirement. The stock ownership of all our directors as of February 28, 2013 is presented in this proxy. See “Security Ownership of Certain Beneficial Owners and Management.”

Annually a report is presented to the Board detailing each director’s stock ownership and progress toward meeting these guidelines.

Pursuant to our Insider Trading Policy, directors, officers and other employees, are prohibited from engaging in short sales of company securities, pledging company securities, purchasing company securities on margin and engaging in transactions in puts, calls or other derivatives trading on an exchange in regards to company securities.

AUDIT COMMITTEE REPORT

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the company’s audited financial statements for the fiscal year 2012 with management and KPMG LLP (“KPMG”) and discussed with KPMG those matters required by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. The Audit Committee received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based on these reviews and discussions with management, KPMG and the company’s internal audit function, the Audit Committee recommended to the Board that the company’s audited financial statements for the fiscal year ended December 31, 2012, be included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission.

The Audit Committee Members

Boh A. Dickey, Chair

Beth E. Ford

William D. Larsson

William T. Weyerhaeuser

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee’s policy is to evaluate and determine that the services provided by KPMG LLP in each year are compatible with the auditor’s independence. The following table shows fees billed for each of 2011 and 2012 for professional services rendered by KPMG for the audit of our financial statements and other services.

	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees		All Other Fees
2012	$1,174,000	$103,000	$34,000	(3)	$-
2011	$1,125,000	$109,000	$-		$125,000	(4)

(1)	Audit fees represent fees for the audit of our annual financial statements, the audit of internal controls over financial reporting and reviews of the quarterly financial statements. Audit fees also include fees for any services associated with the private placement of debt, and registration statements, reports and documents filed with the SEC.

(2)	Audit-related fees represent fees for the audit of our defined benefit plans and the audit of the Annual Reports on Form 11-K.

(3)	Comprised of fees for the review of transfer pricing transactions and the preparation of contemporaneous transfer pricing documentation and related consultations for intercompany transactions.

(4)	Comprised of fees paid to KPMG for advisory services performed in connection with our acquisition of Cellu Tissue.

We have adopted a policy relating to independent auditor services and fees, which provides for pre-approval of audit, audit-related, tax and other specified services on an annual basis. Under the terms of the policy, unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. In addition, any proposed services anticipated to exceed pre-approved cost levels must be separately approved. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The member or members to whom such authority has been delegated must report any pre-approval decisions to our Audit Committee at its next scheduled meeting.

GENERAL INFORMATION

Stockholder Proposals for 2014

The deadline for submitting a stockholder proposal for inclusion in the proxy materials for our 2014 Annual Meeting is November 25, 2013. Stockholder nominations for director and other proposals that are not to be included in such materials must be received by the company between January 6, 2014 and February 5, 2014. A stockholder’s notice relating to such a nomination or proposal must set forth the information required by our bylaws. A copy of our bylaws is available for downloading or printing by going to our website at www.clearwaterpaper.com, and selecting “Investor Relations,” and then “Corporate Governance.”

Annual Report and Financial Statements

A copy of our 2012 Annual Report to Stockholders, which includes our financial statements for the year ended December 31, 2012, was made available along with this proxy statement and other voting materials and information on the website www.proxyvote.com. You may view a copy of the 2012 Annual Report by going to our website at www.clearwaterpaper.com, and then selecting “Investor Relations,” and then selecting “Financial Information & SEC Filings” or request one by selecting “Contact Us.”

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, certain executive officers and any person holding more than 10% of our common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and applicable officers, we believe all persons subject to reporting filed the required reports on time in 2012.

Copies of Corporate Governance and Other Materials Available

The Board of Directors has adopted various corporate governance guidelines setting forth our governance principals and governance practices. These documents are available for downloading or printing on our website at www.clearwaterpaper.com, by selecting “Investor Relations” and then “Corporate Governance.”

¡	Restated Certificate of Incorporation
¡	Amended and Restated Bylaws
¡	Corporate Governance Guidelines
¡	Code of Business Conduct and Ethics
¡	Code of Ethics for Senior Financial Officers
¡	Audit Committee Charter
¡	Compensation Committee Charter
¡	Nominating and Governance Committee Charter

PROPOSAL 1—ELECTION OF DIRECTORS

We recommend a vote FOR each nominee.

Our Board of Directors is divided into three classes serving staggered three-year terms. Each of the nominees listed below has been nominated by our Board of Directors at the recommendation of the Nominating and Governance Committee in accordance with its charter and our Amended and Restated Bylaws and Corporate Governance Guidelines.

Each nominee is now a member of the Board. If any nominee becomes unable to serve as a director before the meeting (or decides not to serve), the individuals named as proxies may vote for a substitute nominee proposed by the Board or we may reduce the number of members of the Board. We recommend a vote FOR each nominee listed below.

Nominees for Election at This Meeting for a Term Expiring in 2016

Kevin J. Hunt

Age 61, a director since January 2013

William D. Larsson

Age 67, a director since December 2008.

Michael T. Riordan

Age 62, a director since December 2008.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to elect each nominee for director listed in Proposal 1.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013

We recommend a vote FOR this proposal.

Based upon its review of KPMG LLP’s (KMPG) qualifications, independence and performance, the Audit Committee of the Board of Directors has appointed KPMG to serve as our independent registered public accounting firm for 2013.

The appointment of our independent registered public accounting firm is not required to be submitted for ratification by our stockholders. The listing standards of the New York Stock Exchange provide that the Audit Committee is solely responsible for the appointment, compensation, evaluation and oversight of our independent registered public accounting firm. However, as a matter of good corporate governance, the Audit Committee is submitting its appointment of KPMG as independent registered public accounting firm for 2013 for ratification by our stockholders.

If our stockholders fail to ratify the appointment of KPMG, the Audit Committee may reconsider whether to retain KPMG, and may continue to retain that firm or appoint another firm without resubmitting the matter to our stockholders. Even if our stockholders ratify the appointment of KPMG, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm for us if it determines that such a change would be in the best interests of our company and our stockholders.

The affirmative vote of a majority of the common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm.

Representatives of KPMG are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

PROPOSAL 3—ADVISORY

VOTE TO APPROVE NAMED EXECUTIVE

OFFICER COMPENSATION

The Board of Directors recommends a vote FOR the proposal.

This Proposal 3 vote, provides you with the opportunity to advise our Board of Directors and Compensation Committee regarding your approval of the compensation of our named executive officers as described in the Executive Compensation Discussion and Analysis section, accompanying compensation tables and narrative disclosure set forth in this proxy statement. This vote is not intended to address any specific item of compensation or the compensation of any particular named executive officer, but rather the overall compensation of our named executive officers as well as the philosophy and objectives of our executive compensation programs.

We encourage stockholders to read the Executive Compensation Discussion and Analysis section, which describes our executive compensation programs that are designed to attract, retain, motivate and reward our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the company’s achievement of financial performance targets as well as their individual achievement of specific strategic and corporate goals on an annual basis and for realization of increased stockholder return on a long-term basis. In 2011 and 2012, we sought, and received, approval from our stockholders of our executive compensation program.

We are again asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement by voting “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Executive Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The advisory vote is not binding on the company, our Compensation Committee or our Board of Directors. We value the opinions of our stockholders, however, and the Compensation Committee will take, as it did with respect to last year’s advisory vote to approve named executive officer compensation, into account the result of the vote when determining future executive compensation.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
VOTE BY INTERNET - www.proxyvote.com
CLEARWATER PAPER CORPORATION 601 W. RIVERSIDE AVENUE SUITE 1100 SPOKANE, WA 99201

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day prior to annual meeting day. Have your notice of internet availability or proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day prior to annual meeting day. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M54952-P33876-Z59641                    KEEP  THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CLEARWATER PAPER CORPORATION
The Board of Directors recommends a vote FOR the election of three Directors to serve until the 2016 Annual Meeting of Stockholders.
Vote on Directors
Proposal 1 - Election of Directors
Nominees:		For	Against	Abstain
1a. Kevin J. Hunt		☐	☐	☐
1b. William D. Larsson		☐	☐	☐
1c. Michael T. Riordan		☐	☐	☐
Vote on Proposals
The Board of Directors recommends a vote FOR Proposal 2.							For	Against	Abstain
Proposal 2 - Ratification of the appointment of KPMG, LLP as the Company’s independent registered public accounting firm for 2013.							☐	☐	☐
The Board of Directors recommends a vote FOR Proposal 3.
Proposal 3 - Advisory vote to approve named executive officer compensation.							☐	☐	☐
THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NOT OTHERWISE DIRECTED, FOR EACH DIRECTOR NOMINEE AND FOR PROPOSALS 2-3.
For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

☐  FOLD AND DETACH HERE  ☐

M54953-P33876-Z59641

PROXY

CLEARWATER PAPER CORPORATION

Annual Meeting of Stockholders

May 6, 2013 9:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Linda K. Massman, John D. Hertz and Michael S. Gadd, or either of them, as proxies, each with full power to act without the others and with the powers of substitution in each, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of stock of CLEARWATER PAPER CORPORATION that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on 5/6/2013, at the Hyatt at Olive 8, 1635 8th Avenue, Seattle, WA 98101, and any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NOT OTHERWISE DIRECTED, FOR EACH DIRECTOR NOMINEE AND FOR PROPOSALS 2 AND 3.

YOUR VOTE IS IMPORTANT. This proxy must be signed and dated on the reverse side.

(PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE OR RETURN IT TO VOTE PROCESSING, C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NY 11717.)

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
VOTE BY INTERNET - www.proxyvote.com
CLEARWATER PAPER CORPORATION 601 W. RIVERSIDE AVENUE SUITE 1100 SPOKANE, WA 99201

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 30, 2013. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 30, 2013. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M54954-P33876-Z59641                    KEEP  THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CLEARWATER PAPER CORPORATION
The Board of Directors recommends a vote FOR the election of three Directors to serve until the 2016 Annual Meeting of Stockholders.
Vote on Directors
Proposal 1 - Election of Directors
Nominees:		For	Against	Abstain
1a. Kevin J. Hunt		☐	☐	☐
1b. William D. Larsson		☐	☐	☐
1c. Michael T. Riordan		☐	☐	☐
Vote on Proposals
The Board of Directors recommends a vote FOR Proposal 2.							For	Against	Abstain
Proposal 2 - Ratification of the appointment of KPMG, LLP as the Company’s independent registered public accounting firm for 2013.							☐	☐	☐
The Board of Directors recommends a vote FOR Proposal 3.
Proposal 3 - Advisory vote to approve named executive officer compensation.							☐	☐	☐
THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NOT OTHERWISE DIRECTED, FOR EACH DIRECTOR NOMINEE AND FOR PROPOSALS 2-3.
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

☐  FOLD AND DETACH HERE  ☐

M54955-P33876-Z59641

PROXY

Proxy for Annual Meeting of Stockholders to be held May 6, 2013, at 9:00 a.m. local time (Pacific)

On behalf of The Board of Directors of Clearwater Paper Corporation, this proxy is solicited from participants in the Clearwater Paper 401(K) Savings Plans. The shares will be voted as directed by you, but if not otherwise directed, FOR each director nominee and FOR Proposals 2-3. If you do not return this voting instruction form or vote by telephone or Internet, the Trustee (Mercer Trust Company) must vote the Plan shares in the same proportion as voted by other Plan participants.

YOUR VOTE IS IMPORTANT. This proxy must be signed and dated on the reverse side.

(PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.)